Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF JANUARY 13, 2005

AMONG

PETCO ANIMAL SUPPLIES STORES, INC.,

as Borrower,

THE LENDERS LISTED HEREIN,

as Lenders

BANK OF AMERICA, N.A.,

as Syndication Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Sole Lead Arranger, Book-Runner and Administrative Agent

and

U.S. BANK NATIONAL ASSOCIATION and

UNION BANK OF CALIFORNIA, N.A.,

as Co-Documentation Agents

PETCO ANIMAL SUPPLIES STORES, INC.

CREDIT AGREEMENT

i

4.2	Conditions to All Loans	65

4.3	Conditions to Letters of Credit	66

SECTION 5.	COMPANY’S REPRESENTATIONS AND WARRANTIES	66

5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	66

5.2	Authorization of Borrowing, etc.	67

5.3	Financial Condition	68

5.4	No Material Adverse Change; No Restricted Junior Payments	69

5.5	Title to Properties; Liens; Intellectual Property	69

5.6	Litigation; Adverse Facts	69

5.7	Payment of Taxes	70

5.8	Material Contracts	70

5.9	Governmental Regulation	70

5.10	Securities Activities	70

5.11	Employee Benefit Plans	71

5.12	Certain Fees	71

5.13	Environmental Protection	71

5.14	Employee Matters	72

5.15	Solvency	72

5.16	Matters Relating to Collateral	73

5.17	Disclosure	74

5.18	Foreign Assets Control Regulations, etc.	74

SECTION 6.	AFFIRMATIVE COVENANTS OF COMPANY	74

6.1	Financial Statements and Other Reports	75

6.2	Corporate Existence, etc.	78

6.3	Payment of Taxes and Claims; Tax Consolidation	78

6.4	Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds	78

6.5	Inspection Rights	80

6.6	Compliance with Laws, etc.	80

6.7	Environmental Disclosure	81

6.8	Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Closing Date	82

6.9	Maintenance of Ratings; Notices Regarding Ratings; Reinstatement of Security Interest and Guaranties	83

SECTION 7.	NEGATIVE COVENANTS OF COMPANY	83

7.1	Indebtedness	83

7.2	Liens and Related Matters	85

7.3	Investments; Joint Ventures	87

7.4	Contingent Obligations	88

7.5	Restricted Junior Payments	89

7.6	Financial Covenants	90

7.7	Restriction on Fundamental Changes; Asset Sales and Acquisitions	90

7.8	Consolidated Capital Expenditures	92

7.9	Sales and Lease-Backs	92

7.10	Sale or Discount of Receivables	93

7.11	Transactions with Affiliates	93

7.12	Conduct of Business	94

7.13	Amendments of Documents Relating to Certain Indebtedness; Limitation on Restrictions on Amendments or Waivers of Loan Documents	94

7.14	Fiscal Year	94

SECTION 8.	EVENTS OF DEFAULT	95

8.1	Failure to Make Payments When Due	95

8.2	Default in Other Agreements	95

8.3	Breach of Certain Covenants	95

8.4	Breach of Warranty	95

8.5	Other Defaults Under Loan Documents	95

8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.	96

8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.	96

8.8	Judgments and Attachments	96

8.9	Dissolution	97

8.10	Employee Benefit Plans	97

8.11	Invalidity of Guaranty; Failure of Security; Repudiation of Obligations	97

8.12	Action Relating to Subordinated Indebtedness	97

SECTION 9.	ADMINISTRATIVE AGENT	98

9.1	Appointment	98

9.2	Powers and Duties; General Immunity	100

9.3	Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness	101

9.4	Right to Indemnity	101

9.5	Resignation of Agents; Successor Administrative Agent and Swing Line Lender	102

9.6	Collateral Documents and Guaranties	103

9.7	Duties of Other Agents	104

9.8	Administrative Agent May File Proofs of Claim	104

SECTION 10.	MISCELLANEOUS	105

10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit	105

10.2	Expenses	108

10.3	Indemnity	109

10.4	Set-Off	110

10.5	Ratable Sharing	110

10.6	Amendments and Waivers	111

10.7	Independence of Covenants	113

10.8	Notices; Effectiveness of Signatures; Posting on Electronic Delivery Systems	113

10.9	Survival of Representations, Warranties and Agreements	115

10.10	Failure or Indulgence Not Waiver; Remedies Cumulative	115

10.11	Marshalling; Payments Set Aside	115

10.12	Severability	115

10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver	115

10.14	Release of Security Interest or Guaranty	116

10.15	Applicable Law	117

10.16	Construction of Agreement; Nature of Relationship	117

10.17	Consent to Jurisdiction and Service of Process	117

10.18	Waiver of Jury Trial	118

10.19	Confidentiality	118

10.20	USA Patriot Act	119

10.21	Counterparts; Effectiveness	120

EXHIBITS

I	FORM OF NOTICE OF BORROWING
II	FORM OF NOTICE OF CONVERSION/CONTINUATION
III	FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
IV	RESERVED
V	FORM OF REVOLVING NOTE
VI	FORM OF SWING LINE NOTE
VII	FORM OF COMPLIANCE CERTIFICATE
VIII	FORM OF OPINION OF COMPANY COUNSEL
IX	RESERVED
X	FORM OF ASSIGNMENT AGREEMENT
XI	FORM OF CERTIFICATE RE NON-BANK STATUS
XII	RESERVED
XIII	FORM OF SUBSIDIARY GUARANTY
XIV	FORM OF SECURITY AGREEMENT
XV	RESERVED
XVI	FORM OF HOLDINGS GUARANTY

v

SCHEDULES

2.1	LENDERS’ REVOLVING COMMITMENTS AND PRO RATA SHARES
3.1	EXISTING LETTERS OF CREDIT
4.1C	CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP
4.1F	CERTAIN IP COLLATERAL
5.1A	SUBSIDIARIES OF HOLDINGS
5.2B	CONFLICTS
5.5	INTELLECTUAL PROPERTY
5.6	LITIGATION
5.7	TAXES NOT FILED
5.8	MATERIAL CONTRACTS
5.11C	CERTAIN EMPLOYEE BENEFIT PLANS
5.13	ENVIRONMENTAL MATTERS
7.1	CERTAIN EXISTING INDEBTEDNESS
7.2	CERTAIN EXISTING LIENS
7.3	CERTAIN EXISTING INVESTMENTS
7.4	CERTAIN EXISTING CONTINGENT OBLIGATIONS

PETCO ANIMAL SUPPLIES STORES, INC.

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of January 13, 2005, and entered into by and among PETCO ANIMAL SUPPLIES STORES, INC., a Delaware corporation (formerly PETCO Animal Supplies, Inc.) (“Company”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”), BANK OF AMERICA, N.A., as syndication agent (“Syndication Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as sole lead arranger, book-runner and administrative agent for Lenders (in such capacity, “Administrative Agent”).

R E C I T A L S

WHEREAS, Company desires that Lenders extend certain credit facilities to Company in order to (i) provide for the repayment in full of Indebtedness under the Existing Credit Agreement, and (ii) provide financing for working capital and other general corporate purposes of Holdings and its Subsidiaries (this and other capitalized terms used in these recitals without definition being used as defined in subsection 1.1);

WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on substantially all of its personal property, including a pledge of all of the Capital Stock of its Domestic Subsidiaries and such amount of the Capital Stock of its Foreign Subsidiaries as will not result in materially adverse Tax or regulatory consequences to Company;

WHEREAS, Subsidiary Guarantors have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on substantially all of their personal property, including a pledge of all of the Capital Stock of their Domestic Subsidiaries and such amount of the Capital Stock of their Foreign Subsidiaries as will not result in materially adverse Tax or regulatory consequences to Company;

WHEREAS, Company may, concurrently with the Closing or at any time thereafter, effect a holding company reorganization under Section 251(g) of the Delaware General Corporation Law, pursuant to which a holding company will be formed which will own all of the capital stock of Company (“Holdings”), and in such event Holdings will guarantee the Obligations hereunder and under the other Loan Documents and secure its guaranty by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on substantially all of its personal property, including a pledge of all of the Capital Stock of its Domestic Subsidiaries and such amount of the Capital Stock of its Foreign Subsidiaries as will not result in materially adverse Tax or regulatory consequences to Holdings; and

WHEREAS, Company is party to the Senior Subordinated Note Indenture and in connection therewith hereby (1) agrees that this Agreement constitutes the Senior Credit Facility referenced in the Senior Subordinated Note Indenture and (2) designates the Obligations as “Designated Senior Debt” as defined in Article 10 of the Senior Subordinated Note Indenture.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders and Administrative Agent agree as follows:

Section 1. DEFINITIONS

1.1 Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Additional Commitment” has the meaning assigned to that term in subsection 2.1(A)(iii).

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) obtained by dividing (i) the rate of interest equal to (a) the interest rate per annum for deposits in Dollars in an amount approximately equal to the amount of Wells Fargo’s Eurodollar Rate Loan and for a period approximately equal to such Interest Period which appears on page 3750 of the Dow Jones Telerate Screen as of 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, or (b) if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen, the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered to Wells Fargo in the London interbank market at or about 9:00 A.M. (Los Angeles time) two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of Wells Fargo’s Eurodollar Rate Loan and for a period approximately equal to such Interest Period by (ii) a percentage equal to 100% minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

“Administrative Agent’s Office” means (i) the office of Administrative Agent and Swing Line Lender located at 201 Third Street, 8th Floor, San Francisco, California 94103 or (ii) such other office of Administrative Agent and Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Company and each Lender.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agents” means Administrative Agent and any other agents appointed under this Agreement with the consent of Administrative Agent and Company.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.5.

“Agreement” means this Credit Agreement dated as of January 13, 2005.

“Applicable Base Rate Margin” means, as at any date of determination, the percentage per annum set forth below opposite the applicable Consolidated Total Leverage Ratio:

Consolidated Total Leverage Ratio	Applicable Base Rate Margin
> 2.00:1.00	0.750%
> 1.50:1.00 < 2.00:1.00	0.500%
> 1.00:1.00 < 1.50:1.00	0.250%
> 0.50:1.00 < 1.00:1.00	0.000%
< 0.50:1.00	0.000%

; provided that until the delivery of the first Margin Determination Certificate by Company to Administrative Agent pursuant to subsection 6.1(xii), the Applicable Base Rate Margin shall be 0.250% per annum.

“Applicable Eurodollar Rate Margin” means, as at any date of determination, the percentage per annum set forth below opposite the applicable Consolidated Total Leverage Ratio:

Consolidated Total Leverage Ratio	Applicable Eurodollar Rate Margin
> 2.00:1.00	1.875%
> 1.50:1.00 < 2.00:1.00	1.625%
> 1.00:1.00 < 1.50:1.00	1.375%
> 0.50:1.00 < 1.00:1.00	1.125%
< 0.50:1.00	0.875%

; provided that until the delivery of the first Margin Determination Certificate by Company to Administrative Agent pursuant to subsection 6.1(xii), the Applicable Eurodollar Rate Margin shall be 1.375% per annum.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale by Holdings or any of its Subsidiaries to any Person other than Holdings or any of its wholly-owned Subsidiaries of (i) any of the outstanding Capital Stock of any of Holdings’ Subsidiaries, (ii) substantially all of the assets of any division or line of business of Holdings or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Holdings or any of its Subsidiaries (other than (a) Inventory or other assets sold in the ordinary course of business, (b) in connection with an exchange of equipment or Inventory for like equipment or Inventory of substantially equivalent value, (c) obsolete, worn out or surplus property sold in the ordinary course of business, (d) the license of intellectual property in the ordinary course of business, (e) dispositions of Cash Equivalents and (f) any other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $5,000,000 or less during any Fiscal Year).

“Assignment Agreement” means an Assignment and Assumption Agreement in substantially the form of Exhibit X annexed hereto.

“Assumed Indebtedness” means Indebtedness of a Person which (i) is in existence at the time such Person becomes a Subsidiary of Holdings, or (ii) is assumed in connection with an Investment in or acquisition of such Person or of the assets of such Person, and has not been incurred or created by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of Holdings or such Investment or acquisition by Holdings.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. For the purposes of this definition, the term “Beneficially Own” shall have a correlative meaning.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of California or New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted

Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

“Captive Insurance Company” means a wholly-owned Foreign Subsidiary of Holdings created solely for providing self insurance for Holdings and its Subsidiaries and engaging in activities reasonably related or ancillary thereto, in form and substance reasonably satisfactory to the Administrative Agent.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) repurchase obligations with a term of not more than 90 days for, and secured by, underlying securities of the type described in clauses (i) through (v) of this definition entered into with a bank meeting the qualifications described in clause (iv) of this definition; and (vi) shares of any money market mutual fund that (a) has at least 80% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Casualty Insurance” means insurance that protects the insured against property loss or damage.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit XI annexed hereto delivered by a Lender to Administrative Agent pursuant to subsection 2.7B(iii).

“Closing Date” means the date on which the initial Loans are made.

“Collateral” means, collectively, all of each Loan Party’s right, title and interest in and to the personal property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Documents” means the Security Agreement and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any personal property of that Loan Party as security for the Obligations.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Holdings or any of its Subsidiaries in the ordinary course of business of Holdings or such Subsidiary.

“Commitment Fee Percentage” means, as at any date of determination, the percentage per annum set forth below opposite the applicable Consolidated Total Leverage Ratio:

Consolidated Total Leverage Ratio	Commitment Fee Percentage
> 2.00:1.00	0.300%
> 1.50:1.00 < 2.00:1.00	0.300%
> 1.00:1.00 < 1.50:1.00	0.250%
> 0.50:1.00 < 1.00:1.00	0.250%
< 0.50:1.00	0.200%

; provided that until the delivery of the first Margin Determination Certificate by Company to Administrative Agent pursuant to subsection 6.1(xii), the Commitment Fee Percentage shall be 0.250%.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VII annexed hereto delivered to Administrative Agent by Company pursuant to subsection 6.1(iii).

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases with respect to personal property assets which is capitalized on the consolidated balance sheet of Holdings and its Subsidiaries) by Holdings and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to fixed assets” reflected in the statements of cash flows of Holdings and its Subsidiaries; provided, however, that Consolidated Capital Expenditures shall not include any Excluded Expenditures, except that Consolidated Capital Expenditures shall include amounts required to be included therein pursuant to clause (iii) of the definition of “Excluded Expenditures.”

“Consolidated EBITDA” means, for any period, the sum of the amounts for such period, without duplication, of (i) Consolidated Net Income, (ii) Consolidated Interest Expense plus any Excluded Non-Cash Accruals, (iii) provisions for taxes based on income by Holdings and its Subsidiaries, (iv) total depreciation expense for Holdings and its Subsidiaries, (v) total amortization expense for Holdings and its Subsidiaries, (vi) non-cash charges relating to the exercise of options, (vii) Transaction Costs; (viii) losses (or minus gains) from foreign currency translation, (ix) customary fees and professional expenses incurred in connection with the consummation of a Permitted Acquisition, (x) stock based compensation awards made by Holdings and its Subsidiaries, (xi) any historical extraordinary non-recurring costs or expenses or other verifiable costs or expenses incurred in connection with Permitted Acquisitions that will not continue after the integration of the business acquired not to exceed $10,000,000 for such period and (xii) other extraordinary or non-recurring non-cash items that do not require an accrual or reserve for future cash expenses to the extent such items do not relate to items increasing Consolidated Net Income for any prior period (in the case of clauses (ii) through (xii) above, to the extent subtracted in calculating Consolidated Net Income) less (y) other non-cash items increasing Consolidated Net Income and less (z) net extraordinary gains increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i)(a) Consolidated EBITDA for the four-Fiscal Quarter period ending on such date plus (b) the aggregate amount of all rents paid or payable during that period under all Operating Leases to which Holdings or its Subsidiaries is a party as lessee minus (c) Maintenance Capital Expenditures for such four-Fiscal Quarter period to (ii) the sum of (a) Consolidated Interest Expense for such four-Fiscal Quarter period, plus (b) scheduled repayments of principal under all Indebtedness (including that portion attributable to Capital Leases in accordance with GAAP but excluding payments of principal made for such period under the Existing Credit Agreement) of Holdings or any of its Subsidiaries for such four-Fiscal Quarter period, plus (c) dividends paid during such four-Fiscal Quarter period (except dividends payable solely in shares of stock to the holders of that class) plus (d) redemptions or purchases of stock, stock equivalents or stock options issued by Holdings during such four-Fiscal Quarter period (except in exchange for common stock of Holdings) plus (e) the aggregate amount of all rents paid or payable during that period under all Operating Leases to which Holdings or its Subsidiaries is a party as lessee plus (f) provisions for taxes based on income, all of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP; provided that for the period from the Closing Date through the third Fiscal Quarter of Fiscal Year 2005, the dividends, redemptions and repurchases referenced in items (c) and (d) of clause (ii) above shall be limited to those made after the Closing Date.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements (and minus net amounts received under Interest Rate Agreements), but excluding, however, any Excluded Non-Cash Accruals.

“Consolidated Net Income” means, for any period, the net earnings (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP and before any reduction in respect of preferred stock dividends paid through the issuance of additional preferred stock (to the extent decreasing Consolidated Net Income); provided that there shall be excluded (i) the earnings (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (ii) the earnings (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (iii) the earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement or instrument applicable to that Subsidiary and (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan.

“Consolidated Pro Forma EBITDA” means, for any consecutive four Fiscal Quarter period, (a) Consolidated EBITDA for such four Fiscal Quarter period plus (b) for any business acquired during such four Fiscal Quarter period, (i) Consolidated EBITDA of such acquired business determined as though such business or operations were acquired as of the first day of such period by Holdings and its Subsidiaries, plus (ii) any historical extraordinary non-recurring costs or expenses or other verifiable costs or expenses (to the extent not already included pursuant to clause (xii) of the definition of Consolidated EBITDA) that will not continue after the integration and other expenses and cost reductions reflected on a basis consistent with Regulation S-X promulgated by the Securities and Exchange Commission minus (c) Consolidated EBITDA of all business or operations divested during such four Fiscal Quarter period as though such business were divested as of the first day of such period by Holdings and its Subsidiaries.

“Consolidated Pro Forma Fixed Charge Coverage Ratio” means, as at any date of determination, the Consolidated Fixed Charge Coverage Ratio for the most recently ended four Fiscal-Quarter period; provided, however, that for purposes of calculating the Consolidated Pro Forma Fixed Charge Coverage Ratio, the dividends, redemptions or repurchases referenced in items (c) and (d) in clause (ii) of such definition will be calculated with respect to the twelve-month period ending with the month in which the Consolidated Pro Forma Fixed Charge Coverage Ratio is being determined (and will include any proposed dividends, redemptions or repurchases with respect to which such determination is being made), subject to the last proviso in the definition of Consolidated Fixed Charge Coverage Ratio.

“Consolidated Pro Forma Total Leverage Ratio” means, as at any date of determination, the ratio of (i) Consolidated Total Funded Debt as at such date to (ii) Consolidated Pro Forma EBITDA for the most recently ended four Fiscal-Quarter period; provided, however, that for purposes of calculating the Consolidated Pro Forma Total Leverage Ratio, Consolidated Total Funded Debt with respect to Revolving Loans shall be deemed to be the daily average amount of Revolving Loans outstanding during the most recently ended Fiscal Quarter plus, without duplication in such averaging, Revolving Loans outstanding on the last day of such Fiscal Quarter incurred to (X) make Permitted Acquisitions during that Fiscal Quarter, (Y) redeem or repurchase stock, stock equivalents or stock options in accordance with subsection 7.5(ii) and (Z) prepay Subordinated Indebtedness in accordance with subsection 7.5(iv) .

“Consolidated Total Funded Debt” means, as at any date of determination, without duplication, the sum of (i) the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries (including that portion attributable to Capital Leases in accordance with GAAP) and (ii) the aggregate amount of Contingent Obligations of Holdings and its Subsidiaries described in clause (ii) of the definition of Contingent Obligations contained herein, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as at any date of determination, the ratio of (i) Consolidated Total Funded Debt as at such date to (ii) Consolidated EBITDA for the most recently ended four-Fiscal Quarter period; provided, however, that for purposes of calculating the Consolidated Total Leverage Ratio, Consolidated Total Funded Debt with respect to Revolving Loans shall be deemed to be the daily average amount of Revolving Loans outstanding during the most recently ended Fiscal Quarter.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements; provided, however, that residual obligations with respect to real property leases that have been assigned or subleased shall not be treated as Contingent Obligations of the Person that has assigned or subleased such real property leases. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the lower of (x) an amount equal to the stated or determinable principal amount of the primary obligation in respect of which such Contingent Obligation is made and (y) the maximum amount for which such Person incurring the Contingent Obligation may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which the Person incurring such Contingent Obligation may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” means an agreement, reasonably satisfactory in form and substance to Administrative Agent, entered into in connection with any Deposit Account, securities account or commodity account maintained by Holdings or any of its Subsidiaries, pursuant to which the financial institution at which such account is maintained confirms and acknowledges Collateral Agent’s security interest in, and after the occurrence and during the continuance of an Event of Default and delivery of written notice, sole dominion and control over, such account and limits its rights to set-off with respect to amounts in such account.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Holdings or any of its Subsidiaries is a party.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Subsidiary” means a direct or indirect Subsidiary of Holdings that is incorporated or organized under the laws of a state of the United States of America.

“Eligible Assignee” means (i) (a) a commercial bank organized under the laws of the United States or any state thereof having a combined capital and surplus of at least $100,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof having a combined capital and surplus of at least $100,000,000; and (c) a commercial bank organized under the laws of any other country or a political subdivision thereof having a combined capital and surplus of at least $100,000,000; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (ii) any Lender and any Affiliate of any Lender, provided that no Affiliate of Holdings shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, or (ii) the generation, use, storage, transportation or disposal of Hazardous Materials or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), each as amended or supplemented, any applicable analogous state or local statutes or laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan

(excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation or administrative procedure); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such Pension Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors, or the termination of any such Pension Plan, resulting in material liability to Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would constitute grounds under ERISA for the PBGC’s termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential material liability to Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; or (ix) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan on the assets of Holdings or any of its Subsidiaries.

“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Assets” has the meaning assigned to that term in subsection 2.4A(iii)(a).

“Exchange Rate” means, on any date when an amount expressed in a currency other than Dollars is to be determined with respect to any Letter of Credit, the nominal rate of exchange of the applicable Issuing Lender in the New York foreign exchange market for the purchase by such Issuing Lender (by cable transfer) of such currency in exchange for Dollars at

12:00 Noon (New York time) one Business Day prior to such date, expressed as a number of units of such currency per one Dollar.

“Excluded Expenditures” means, (i) expenditures to the extent they are made with the proceeds of the issuance of Capital Stock of any Loan Party or of any capital contribution to any Loan Party after the Closing Date or with Net Casualty/Condemnation Proceeds or Net Asset Sales Proceeds, (ii) expenditures used for Permitted Acquisitions and (iii) expenditures used for acquisitions of fee owned real estate, up to an aggregate amount of $25,000,000 per Fiscal Year, so long as (a) the Company demonstrates to the satisfaction of the Administrative Agent a viable plan to complete a sale-leaseback of such property within one year of the acquisition thereof and (b) the Administrative Agent approves of the exclusion of such expenditures in its reasonable discretion, provided that if the applicable Loan Party fails to complete a sale-leaseback with respect to such real property within such one-year period, expenditures used for such acquisition of such real property shall be included as a Consolidated Capital Expenditure in the Fiscal Year in which such one year period expires.

“Excluded Non-Cash Accruals” means (i) accruals for any non-recurring financing costs related to the transactions contemplated by the Loan Documents or any non-recurring financing costs paid prior to the date hereof and, in either case, any amortization thereof during such period and (ii) any interest expense not required to be paid currently in cash, except to the extent actually paid in cash.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of October 26, 2001, by and among Company, Administrative Agent, Goldman Sachs Credit Partners L.P. and the lenders party thereto, as amended to date.

“Existing Letters of Credit” means the letters of credit listed on Schedule 3.1.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Permitted Encumbrances and Liens permitted pursuant to subsections 7.2A(iii) and 7.2A(iv)) and (ii) such Lien is the only Lien (other than Permitted Encumbrances and Liens permitted pursuant to subsection 7.2) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on the Fiscal Year End.

“Fiscal Year End” means, for any Fiscal Year, the Saturday closest to January 31 of the following calendar year.

“Foreign Subsidiary” means a direct or indirect Subsidiary of Holdings that is not a Domestic Subsidiary.

“Funding Date” means the date of the funding of a Loan (but not a date on which only continuations or conversions of existing Loans occur).

“Funding Office” means (i) the office of Wells Fargo Bank, 201 3rd Street, San Francisco, California 94103, or (ii) such other office in the State of New York as may from time to time hereafter be designated as such in a written notice delivered by Company to Administrative Agent and Swing Line Lender.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in each case as the same are applicable to the circumstances as of the date of determination.

“Government Acts” has the meaning assigned to that term in subsection 3.5A.

“Governmental Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent order or consent decree of or from, or notice to, any Governmental Authority.

“Guaranties” means the Subsidiary Guaranty and, if delivered pursuant to subsection 7.7(iii), the Holdings Guaranty.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any radioactive materials; (v) any asbestos-containing materials; (vi) urea formaldehyde foam insulation; (vii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; and (viii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Hazardous Materials Activity” means any past or current activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, Release, threatened Release, discharge, generation, transportation, processing, treatment, abatement, removal, remediation, disposal or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Holding Company Reorganization” means a holding company reorganization effected as described in, and in compliance with, Section 7.7(viii).

“Holdings” shall have the meaning assigned to that term in the Recitals; provided, however, that unless and until the Holding Company Reorganization, references in this Agreement to Holdings shall be deemed to refer to Company.

“Holdings Guaranty” means the Holdings Guaranty executed and delivered by Holdings pursuant to Section 7.7(viii), substantially in the form of Exhibit XVI annexed hereto.

“Increasing Lenders” has the meaning assigned to that term in subsection 2.1(A)(iii).

“Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person to the extent such indebtedness is included as a liability on the balance sheet of such Person in accordance with GAAP. Obligations under Interest Rate Agreements and

Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnitee” has the meaning assigned to that term in subsection 10.3.

“Insurance Exchange Assets” has the meaning assigned to that term in subsection 2.4A(iii)(b).

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of Holdings and its Subsidiaries.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, the last Business Day of each of March, June, September and December of each year, commencing on the first such date to occur after the first full calendar quarter following the Closing Date, and the date of any prepayment thereof, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the date of any prepayment thereof; provided that in the case of each Interest Period of six months, “Interest Payment Date” shall also include the date that is three months after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Interest Rate Determination Date” means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Inventory” means, with respect to any Person as of any date of determination, all goods, merchandise and other personal property which are then held by such Person for sale or lease, including raw materials and work in process used in the production of goods held for sale or lease.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Holdings), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person other than Holdings or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any return of capital with respect to such Investment.

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

“Issuing Lender” means, with respect to any Letter of Credit, the Lender that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lender” and “Lenders” means the persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include Swing Line Lender unless the context otherwise requires; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Letter of Credit” or “Letters of Credit” means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Holdings pursuant to subsection 3.1.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B). For purposes of this definition, any amount described in clause (i) or (ii) of the preceding sentence which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination.

“Lien” means any lien, mortgage, deed of trust, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” means one or more of the Revolving Loans or Swing Line Loans or any combination thereof.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit), the Guaranties and the Collateral Documents, each as may be amended from time to time.

“Loan Party” means each of Holdings, Company and any Subsidiary of Holdings from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

“Maintenance Capital Expenditures” means (a) $25,000,000 for the Fiscal Year ending on January 29, 2005, (b) $25,000,000 for the Fiscal Year ending on January 28, 2006, (c) $26,000,000 for the Fiscal Year ending on February 3, 2007, (d) $27,000,000 for the Fiscal Year ending on February 2, 2008, (e) $28,000,000 for the Fiscal Year ending on January 31, 2009 and (f) $29,000,000 for the Fiscal Year ending on January 30, 2010.

“Margin Determination Certificate” means a Margin Determination Certificate of Holdings delivered pursuant to 6.1(xii) setting forth in reasonable detail the calculation of the Consolidated Total Leverage Ratio for the four-Fiscal Quarter period ending as of the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter in which such certificate is delivered.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” shall mean any event, circumstance, change, condition, development or occurrence either individually or in the aggregate with all other events, circumstances, changes, conditions, developments or occurrences, resulting in or which would reasonably be expected to result in a material adverse effect on (i) the business, results of operations or financial condition of Holdings and its Subsidiaries, taken as a whole, or (ii) the ability of the Loan Parties to perform, or the ability of Administrative Agent or Lenders to enforce, the Obligations, taken as a whole; provided, however, that any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions affecting any of the industries as a whole in which Holdings and its Subsidiaries participate or the U.S. economy as a whole shall not be deemed in and of itself to constitute, nor shall it be taken into account in determining whether there has been or will be, a Material Adverse Effect.

“Material Contract” means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means each Subsidiary of Holdings now existing or hereafter acquired or formed by Holdings or its Subsidiaries which, on a consolidated basis for such Subsidiary and its Subsidiaries, (i) for the most recent Fiscal Year accounted for more than 5% of the consolidated revenues of Holdings and its Subsidiaries or (ii) as at the end of such

Fiscal Year, was the owner of more than 5% of the consolidated assets of Holdings and its Subsidiaries.

“Maximum Expenditure Amount” has the meaning assigned to that term in subsection 7.8.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (iii) reasonable amounts to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale; provided, however, that Net Asset Sale Proceeds shall not include any Cash payments received for real property and improvements sold in a sale-leaseback transaction that is consummated in accordance with clause (2) of the first proviso of Section 7.9.

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by Holdings or any of its Subsidiaries and not payable to any third party (other than Administrative Agent as loss payee) pursuant to any Contractual Obligation (i) under any business interruption or Casualty Insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof.

“Net Proceeds Amount” has the meaning assigned to that term in subsection 2.4A(iii)(c).

“Non-Conforming Lender” has the meaning assigned to that term in subsection 10.6.

“Non-US Lender” has the meaning assigned to that term in subsection 2.7B(iii).

“Notes” means one or more of the Revolving Notes or the Swing Line Note or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto delivered by Company to Administrative Agent pursuant to subsection 2.1B.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto delivered by Company to Administrative Agent pursuant to subsection 2.2D.

“Notice of Issuance of Letter of Credit” means a notice substantially in the form of Exhibit III annexed hereto delivered by Company to Administrative Agent pursuant to subsection 3.1B(i).

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“Officer’s Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by one of its chief executive officer, chief financial officer, president, treasurer, secretary, controller or its vice president-finance; provided that every Officer’s Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer making or giving such Officer’s Certificate has read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signer, such signer has made or has caused to be made such examination or investigation as is necessary to enable such signer to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signer, such condition has been complied with.

“Operating Lease” means, as applied to any Person, any lease under which such Person is lessee or sublessee (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation and its bylaws, (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement, (iv) with respect to any limited liability company, its articles or certificate of organization and its operating agreement and (v) with respect to any other entity, its equivalent organizational, governing documents.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“Payment Office” means the office of Administrative Agent and Swing Line Lender as may from time to time be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Company and each Lender.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means the acquisition of a business (whether through the purchase of assets or of shares of Capital Stock) by Holdings or any of its wholly-owned Subsidiaries which is in a line of business similar or related to the lines of business of Holdings and its Subsidiaries; provided that (i) the aggregate total consideration (including cash purchase price, deferred or financed purchase price and the assumption of Indebtedness, including Assumed Indebtedness, and other liabilities) for Permitted Acquisitions made after the date of this Agreement shall not exceed $100,000,000; (ii) reasonably promptly following the consummation of such Permitted Acquisition, Company shall have complied with the provisions of subsection 6.8 with respect thereto to the extent applicable, (iii) immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom, (iv) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations, and (v) in the case of the acquisition of capital stock, at least 85% of the Capital Stock (except for any such Securities in the nature of director’s qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Holdings in connection with such acquisition shall be owned by Holdings or a Subsidiary Guarantor thereof.

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim):

(i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii) statutory or contractual Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, designers, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 15 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any material portion of the Collateral, such contest proceedings or other actions undertaken by any Loan Party conclusively operate to stay the sale of such Collateral on account of such Lien or the sale of such Collateral on account of such Lien cannot legally occur within 30 days;

(iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of the Collateral on account thereof;

(iv) any attachment or judgment Lien;

(v) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or resulting in a material diminution in the value of the Collateral as security for the Obligations;

(vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or result in a material diminution in the value of the Collateral;

(vii) any (a) interest or title of a lessor or sublessor under any lease, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b);

(viii) Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement;

(ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x) any zoning, land use or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Holdings and its Subsidiaries;

(xii) licenses of patents, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Holdings or such Subsidiary;

(xiii) Liens securing Assumed Indebtedness:

(xiv) Liens in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry; and

(xv) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings or any of its Subsidiaries in the ordinary course of business.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pledged Collateral” means, collectively, the “Pledged Collateral” as defined in the Security Agreement.

“Potential Event of Default” means a condition or event that would constitute an Event of Default, except that any notice required under Section 8 with respect to such condition or event has not been delivered by Administrative Agent to Company or any time period that is required to pass under Section 8 with respect to such condition or event has not passed.

“Prime Rate” means the rate most recently announced by Wells Fargo at its principal office in San Francisco from time to time as its “Prime Rate.” The Prime Rate is one of Wells Fargo’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Wells Fargo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the interest rate resulting from a change in such Prime Rate shall become effective as of 12:01 A.M. (San Francisco time) of the Business Day on which each change in Prime Rate is announced by Wells Fargo.

“Pro Rata Share” means, (i) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Loan Exposure of that Lender by (b) the aggregate Revolving Loan Exposure of all Lenders, and (ii) for all other purposes with respect to each Lender, the percentage obtained by dividing (a) the Revolving Loan Exposure of that Lender by (b) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i) and (ii) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

“Proceedings” has the meaning assigned to that term in subsection 6.1(vii).

“Refinancings” means, with respect to any Indebtedness, any Indebtedness of Holdings or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to refinance, other Indebtedness of any such Persons; provided, however, that the principal amount of such Refinancings does not exceed the principal amount, plus accrued interest (if any), of the Indebtedness so refinanced (plus the amount of reasonable fees and expenses incurred in connection therewith).

“Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(ii).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Requisite Lenders” means Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings now or hereafter outstanding, except a dividend payable solely in shares of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings now or hereafter outstanding, except any such payment payable solely in shares of stock, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, except any such payment payable solely in shares of stock or pay-in-kind securities.

“Revolving Loan Commitment” means the commitment of a Lender to make Revolving Loans to Company pursuant to subsection 2.1A(i), and “Revolving Loan Commitments” means such commitments of all Lenders in the aggregate.

“Revolving Loan Commitment Termination Date” means January 31, 2010; provided that the Revolving Loan Commitment Termination Date may be extended by one year if Company delivers a written request for such extension to Administrative Agent before January 31, 2009 and 100% of the Lenders consent in writing thereto.

“Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender’s

Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein purchased by other Lenders) plus (e) the aggregate amount of all participations purchased by that Lender in any outstanding Swing Line Loans.

“Revolving Loans” means the Loans made by Lenders to Company pursuant to subsection 2.1A(i).

“Revolving Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Lenders, substantially in the form of Exhibit V annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement executed and delivered by Holdings and its Domestic Subsidiaries on the Closing Date granting a security interest in substantially all of each Loan Party’s tangible and intangible personal property assets and pledging 100% of the shares in such Loan Party’s Domestic Subsidiaries and, subject to subsection 6.8A (with respect to the Captive Insurance Company), 66% of the shares of such Loan Party’s first-tier Foreign Subsidiaries or any Security Agreement to be executed and delivered by any Subsidiary Guarantor from time to time thereafter in accordance with subsection 6.8 and 7.7(viii), respectively, in each case substantially in the form of Exhibit XIV annexed hereto.

“Senior Subordinated Note Indenture” means that certain Indenture dated as of October 26, 2001 among Company, the guarantors party thereto and U.S. Bank N.A., as trustee, pursuant to which the Senior Subordinated Notes are issued, as such Senior Subordinated Note Indenture may be amended from time to time to the extent permitted under subsection 7.13A.

“Senior Subordinated Notes” means the $200,000,000 in original aggregate principal amount of 10.75% Senior Subordinated Notes Due 2011 of Company issued pursuant to the Senior Subordinated Note Indenture and any exchange notes issued in replacement therefor.

“Solvent” means, with respect to any Person, that as of the date of determination both (i) (a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities of such Person (including its expected obligations in respect of contingent liabilities) and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives, potential asset sales and rights against co-obligors available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit” means any standby letter of credit or similar instrument; provided that Standby Letters of Credit may be issued for any purpose other than to support trade payables.

“Subject Lender” has the meaning assigned to that term in subsection 10.6.

“Subordinated Indebtedness” means the Indebtedness evidenced by the Senior Subordinated Notes and any other Indebtedness of Holdings or its Subsidiaries subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, provided that for purposes of subsection 2.4A(iii), Section 6 (except with respect to subsection 6.8A and except that the financial statements and other financial information to be delivered pursuant to subsection 6.1 shall include the results of the Captive Insurance Company) and Sections 7 and 8 (and, in each such case, the definitions used therein), the Captive Insurance Company shall be deemed to be neither a Loan Party nor a Subsidiary of Company or Holdings (but the Captive Insurance Company will be deemed to constitute an Affiliate of Holdings and its Subsidiaries).

“Subsidiary Guarantor” means any Domestic Subsidiary of Holdings that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time after the Closing Date pursuant to subsection 6.8.

“Subsidiary Guaranty” means the Subsidiary Guaranty to be executed and delivered by Domestic Subsidiaries of Holdings on the Closing Date or from time to time after the Closing Date in accordance with subsection 6.8, substantially in the form of Exhibit XIII annexed hereto.

“Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

“Swing Line Lender” means Wells Fargo, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

“Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(ii).

“Swing Line Loans” means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(ii).

“Swing Line Note” means any promissory note of Company issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lenders, substantially in the form of Exhibit VI annexed hereto.

“Syndication Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholdings of any nature imposed, levied, collected, withheld or assessed in respect of any payment hereunder or under the Notes by any Governmental Authority; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office).

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the applicable Issuing Lender for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable or reimbursable by Holdings or any of its Subsidiaries in connection with the transactions contemplated by the Loan Documents.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Person.

“Wells Fargo” has the meaning assigned to that term in the introduction to this Agreement.

1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (i), (ii) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3.

1.3 Other Definitional Provisions and Rules of Construction.

A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

C. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

D. The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

E. Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto.

Section 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1 Commitments; Making of Loans; the Register; Optional Notes.

A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make or maintain the Loans described in subsections 2.1A(i) and Swing Line Lender hereby agrees to make the Loans described in subsection 2.1A(ii).

(i) Revolving Loans. Each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5A. The original amount of the Revolving Loan Commitments under this Agreement is $200,000,000 and each Lender’s Revolving Loan Commitment as of the Closing Date is set forth opposite its name on Schedule 2.1 annexed hereto; provided that the Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B; and provided further that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsections 2.4A(ii) and 2.4A(iii). Each Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(i) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loan and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

(ii) Swing Line Loans. Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5A, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s

Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment as of the Closing Date is $20,000,000; provided that any reduction of the Revolving Loan Commitments made pursuant to subsection 2.4A(ii) or 2.4A(iii) which reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Swing Line Loans and the Swing Line Loan Commitment shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to subsection 2.4A(i), Swing Line Lender may deliver to Administrative Agent (with a copy to Company), no later than 1:00 P.M. (New York time) on any day that is at least five Business Days after the making of such Swing Line Loan a notice (which shall be deemed to be a Notice of Borrowing given by Company) requesting Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay; provided however, that in the event that Swing Line Loans are outstanding in an aggregate principal amount equal to or in excess of $1,000,000 as of the close of business on any Thursday, Swing Line Lender shall deliver to Administrative Agent (with a copy to Company), no later than 1:00 P.M. (New York time) on the following Business Day the notice described above requesting Lenders to make Revolving Loans in accordance with the procedures set forth above in an amount equal to the amount of such Swing Line Loans (which shall constitute Refunded Swing Line Loans) outstanding as of the close of business on such Thursday. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company’s accounts with Administrative Agent and Swing

Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

If for any reason (a) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans or (b) the Revolving Loan Commitments are terminated at a time when any Swing Line Loans are outstanding, each Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (b), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Lender shall deliver to Swing Line Lender an amount equal to its respective participation in same day funds at the Administrative Agent’s Office. In order to further evidence such participation (and without prejudice to the effectiveness of the participation provisions set forth above), each Lender agrees to enter into a separate participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount in which other Lenders have purchased participations as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Lender its Pro Rata Share of such payment.

Anything contained herein to the contrary notwithstanding, each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Potential Event of Default; (c) the occurrence or existence of any Material Adverse Effect; (d) any breach of this Agreement or any other Loan Document by any party thereto; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that (1) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (2) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

(iii) Additional Commitments. Company may from time to time, by notice to Administrative Agent, request that, on the terms and subject to the conditions contained in this Agreement, Lenders and/or other financial institutions not then a party to this Agreement, that are approved by Administrative Agent (such approval not to be unreasonably withheld or delayed), provide up to an aggregate amount of $125,000,000 in additional Revolving Loan Commitments (each such additional Revolving Loan Commitment, an “Additional Commitment,” and collectively, the “Additional Commitments”); provided that (i) no Event of Default or Potential Event of Default shall have occurred and be continuing or result from such Additional Commitments, (ii) Additional Commitments may be added hereunder on no more than three occasions, and on each such occasion, the aggregate amount of Additional Commitments added shall be in an aggregate minimum amount of $25,000,000 and integral multiples of $1,000,000 in excess of that amount, (iii) after giving pro forma effect to such Additional Commitments and any borrowings contemplated to occur substantially concurrently with the addition thereof, Company will be in compliance with all of its covenants under this Agreement (including, without limitation, those set forth in Section 7.6), (iv) the aggregate amount of Additional Commitments that may be added after April 30, 2007 shall be limited to the lesser of (X) $50,000,000 and (Y) $125,000,000 minus the aggregate amount of Additional Commitments added prior to such date and (v) the aggregate amount of the Commitments, after giving effect to the Additional Commitments, will not exceed the maximum principal amount permitted for the “Senior Credit Facility” under clause (1) of Section 4.11 of the Senior Subordinated Note Indenture. Nothing contained in this paragraph or otherwise in this Agreement is intended to commit any Lender or any Agent to provide any portion of any such Additional Commitments. If and to the extent that any Lenders and/or other financial institutions agree, in their sole discretion, to provide any such Additional Commitments on the terms and conditions set forth herein (such Lenders, in such capacity, “Increasing Lenders”), (i) the aggregate amount of the Revolving Loan Commitments shall be increased by the amount of the Additional Commitments so provided, (ii) the Pro Rata Shares of the Lenders shall be proportionally adjusted to reflect the increase in the Revolving Loan as a result of the addition of such Additional Commitments, (iii) each Increasing Lender shall purchase and assume from other Lenders outstanding Loans and participations in outstanding Letters of Credit so as to cause the amount of such Loans and participations in Letters of Credit held by each Lender to conform to its Pro Rata Share of such Loans and Letters of Credit (it being agreed Administrative Agent shall have the right to unilaterally effect such purchases by collecting appropriate amounts from Increasing Lenders and distributing appropriate amounts to other Lenders, in each case in an amount sufficient to achieve such conformity) and (iv) Company shall execute and deliver any additional Notes as any Lender may reasonably request or other amendments or modifications to this Agreement or any other Loan Document as are consistent with this subsection 2.1A(iii) as Administrative Agent may reasonably request. In connection with the additional Revolving Loan Commitments provided for in this subsection 2.1A(iii), conforming amendments shall be made by the Administrative Agent and Company to this Agreement and the other Loan Documents to reflect such Additional Commitments, without the consent of any Lender other than those providing the Additional Commitments, including, without limitation, if applicable, conforming amendments: (i) to provide for the Additional Commitments to share ratably in the benefits of this Agreement and the other Loan Documents (including the accrued interest in respect thereof) with the other Loans made under this Agreement, (ii) to Sections 1 and 2 to provide, among other things, for the Additional Commitments to share ratably with the applicable Loans in the application of prepayments, and (iii) to include Lenders of the additional Revolving Loan Commitments in any determination of Lenders, Requisite Lenders and Pro Rata Share. Notwithstanding anything in this Agreement expressed or implied to the contrary (including, without limitation in subsection 10.6), nothing herein shall be construed to require consent from Lenders that do not provide Additional Commitments to the incurrence of the Additional Commitments in compliance with this subsection 2.1A(iii), and this subsection 2.1A(iii) shall supersede any provisions in subsection 10.6 to the contrary.

B. Borrowing Mechanics. Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(ii) for the purpose of repaying any Refunded Swing Line Loans or Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it) shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; provided that Revolving Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $100,000 and integral multiples of $25,000 in excess of that amount.

Whenever Company desires that Lenders make Revolving Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 1:30 P.M. (New York time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent a Notice of Borrowing no later than 3:00 P.M. (New York time) on the proposed Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and type of Loans requested, (iii) in the case of Swing Line Loans that such Loans shall be Base Rate Loans, (iv) whether such Loans shall be Base Rate Loans or Eurodollar Rate Loans, and (v) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor. Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected Loans hereunder.

Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

C. Disbursement of Funds. All Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender or Swing Line Lender, as the case may be, of the proposed borrowing. Each Lender shall make the amount of its Loan available to Administrative Agent not later than 3:30 P.M. (New York time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 3:30 P.M. (New York time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Administrative Agent’s Office. Except as provided in subsection 2.1A(ii) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of the Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company by 4:00 P.M. (New York time) on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders or Swing Line Lender, as the case may be, to be transferred to the account of Company at the Funding Office.

Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement applicable to such Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

D. The Register.

(i) Administrative Agent shall maintain, at its address referred to in subsection 10.8, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(ii) Administrative Agent shall record in the Register the Revolving Loan Commitment and Revolving Loans from time to time of each Lender, the Swing Line Loan Commitment and the Swing Line Loans from time to time of Swing Line Lender, and each repayment or prepayment in respect of the principal amount of the Revolving Loans of each Lender or the Swing Line Loans of Swing Line Lender. Any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any applicable Loans.

(iii) Each Lender shall record on its internal records (including the Notes, if any, held by such Lender) the amount of each Revolving Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(iv) Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(v) Company hereby affirms its designation of Wells Fargo to serve as Company’s agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Company hereby agrees that, to the extent Wells Fargo serves in such capacity, Wells Fargo and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under subsection 10.3.

E. Notes. If requested by any Lender by written notice to Company (with a copy to Administrative Agent), Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) promptly after Company’s receipt of such notice a promissory note or promissory notes to evidence such Lender’s, Revolving Loans or Swing Line Loans, substantially in the form of Exhibit V or Exhibit VI annexed hereto, respectively, with appropriate insertions.

Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent as provided in subsection 10.1B(ii). Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, assignee or transferee of that Note or of any Note or Notes issued in exchange therefor.

2.2 Interest on the Loans.

A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i) Subject to the provisions of subsections 2.2E and 2.7, the Revolving Loans shall bear interest on and after the Closing Date through maturity as follows:

(a) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Base Rate Margin; or

(b) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus the Applicable Eurodollar Rate Margin.

(ii) Subject to the provisions of subsections 2.2E and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate minus the Commitment Fee Percentage plus the Applicable Base Rate Margin.

B. Interest Periods. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two, three or six month period; provided that:

(i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

(ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(v) there shall be no more than twelve Interest Periods outstanding at any time; and

(vi) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4A(i), interest accrued on such Swing Line Loans or Revolving Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Revolving Loans equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from Base Rate Loans to Eurodollar Rate Loans, (ii) to convert at any time all or any part of its outstanding Revolving Loans equal to $1,000,000 and integral multiple of $100,000 in excess of that amount from Eurodollar Rate Loans to Base Rate Loans or (iii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Company shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 1:30 P.M. (New York time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/ Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected a conversion or continuation, as the case may be, hereunder.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

E. Default Rate. Upon the occurrence and during the continuation of any Event of Default under subsection 8.1 or, upon demand by Administrative Agent at the request of Requisite Lenders, upon the occurrence and during the continuation of any other Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F. Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues; provided, however, that for each day that the Base Rate is calculated by reference to the Federal Funds Effective Rate, interest on Base Rate Loans shall be computed on the basis of a 360-day year and the actual number of days elapsed. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G. Maximum Rate. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3 Fees.

A. Commitment Fees. Company agrees to pay to Administrative Agent, for distribution to each Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the sum of (i) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (ii) the Letter of Credit Usage multiplied by the Commitment Fee Percentage. Such commitment fees to be calculated on the basis of a 365-day year or 366-day year, as the case may be, and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of each of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date.

B. Other Fees. Company agrees to pay to Administrative Agent such other fees in the amounts and at the times separately agreed upon between Company and Administrative Agent.

2.4 Repayments, Prepayments and Reductions in Revolving Loan Commitments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments after Event of Default.

A. Prepayments and Unscheduled Reductions in Revolving Loan Commitments.

(i) Voluntary Prepayments. Company may, upon written or telephonic notice to Administrative Agent on or prior to 1:30 P.M. (New York time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part. Company may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 1:30 P.M. (New York time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount in the case of Base Rate Loans and in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount in the case of Eurodollar Rate Loans. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iv).

(ii) Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice

Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Company’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Company’s notice and shall reduce the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share. A notice of termination of the Revolving Loan Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company by notice to the Administrative Agent on or prior to the specified date if such condition is not satisfied.

(iii) Mandatory Prepayments and Mandatory Reductions of Revolving Loan Commitments. The Loans shall be prepaid and/or the Revolving Loan Commitments shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4A(iv):

(a) Reductions From Net Asset Sale Proceeds. No later than the fifteenth Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds in excess of $20,000,000 in respect of any Asset Sale, the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds; provided, however, that in the event Company notifies Administrative Agent in writing on or before the date of receipt of such Net Asset Sale Proceeds that Holdings or such Subsidiary intends to replace any assets sold (“Exchange Assets”) with assets which are to be used in a business engaged in by Holdings and its Subsidiaries at the time of any such replacement or any business or activity substantially similar or related thereto, the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to the excess of (1) the aggregate amount of such Net Asset Sale Proceeds over (2) an amount equal to the amount of cash expected to be expended by Holdings and its Subsidiaries to acquire such Exchange Assets during the 270-day period following the date of receipt by Holdings or any of its Subsidiaries of such Net Asset Sale Proceeds. Any amounts not expended by Holdings and its Subsidiaries within such 270-day period shall be applied pursuant to clause (c) below. Nothing contained in this clause (a) shall be construed to permit any sale of assets prohibited by subsection 7.7.

(b) Reductions from Net Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by Administrative Agent or by Holdings or any of its Subsidiaries of any Net Insurance/Condemnation

Proceeds that are required to be applied pursuant to the provisions of subsection 6.4C, the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds; provided, however, that in the event Company intends to replace any assets in respect of which such Net Insurance/Condemnation Proceeds were received (“Insurance Exchange Assets”) with assets which are to be used in a business engaged in by Holdings and its Subsidiaries at the time of any such replacement or any business or activity substantially similar or related thereto, the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to the excess of (1) such Net Insurance/Condemnation Proceeds over (2) an amount equal to the amount of cash expected to be expended by Holdings and its Subsidiaries to acquire such Insurance Exchange Assets during the 270-day period following the date of receipt by Holdings or any of its Subsidiaries of such Net Insurance/Condemnation Proceeds. Any amounts not expended by Holdings and its Subsidiaries within such 270-day period shall be prepaid pursuant to clause (d) below.

(c) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any reduction of the Revolving Loan Commitments pursuant to subsections 2.4A(iii)(a)-(b), Company shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount (the “Net Proceeds Amount”) of the applicable Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as the case may be, that gave rise to such reduction. In the event that Company shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officer’s Certificate, the Revolving Loan Commitments shall be permanently reduced in an amount equal to the amount of such excess to the extent required hereunder, and Company shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

(d) Prepayments Due to Reductions or Restrictions of Revolving Loan Commitments. Company shall from time to time prepay first the Swing Line Loans and second the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect.

(iv) Application of Prepayments. Any prepayments pursuant to subsection 2.4A shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding Revolving Loans to the full extent thereof, and third to cash collateralized outstanding Letters of Credit (if any).

B. General Provisions Regarding Payments.

(i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in

Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the account of Administrative Agent not later than 2:00 P.M. (New York time) on the date due at the Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii) Application of Payments to Principal and Interest. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

(iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4B(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

C. Application of Proceeds of Collateral and Payments after Event of Default. Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, (a) all payments received by Administrative Agent, whether from Company, Holdings or any Subsidiary Guarantor or otherwise, and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent, in each case in the following order of priority:

(i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii) thereafter, to the payment of all other Obligations and obligations of Loan Parties under any Hedge Agreement between a Loan Party and a Lender for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4B(ii) hereof); and

(iii) thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5 Use of Proceeds.

A. Revolving Loans; Swing Line Loans. The proceeds of Revolving Loans and any Swing Line Loans shall be applied by Company to refinance Indebtedness under the Existing Credit Agreement, to pay Transaction Costs, and for working capital and general corporate purposes.

B. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Holdings or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6 Special Provisions Governing Eurodollar Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

A. Determination of Applicable Interest Rate. As soon as practicable after 9:00 A.M. (Los Angeles time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

B. Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be a request to make such Loans as (or convert such Loan to, as the case may be) Base Rate Loans.

C. Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of

Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

D. Compensation For Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by that Lender for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability (exclusive of any expected profit on such Loans) sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender or a failure to make any Loan under subsection 2.6C above) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4A(i)) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.6D, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

E. Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

G. Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of an Event of Default, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Company.

2.7 Increased Costs; Taxes; Capital Adequacy.

A. Compensation for Increased Costs and Taxes. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-Governmental Authority (whether or not having the force of law):

(i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income or net profits, or gross income (in lieu of net income) of such Lender) not covered by subsection 2.7B with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

(ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or

(iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the actual cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided, however, that Company shall not be obligated to pay such Lender any compensation attributable to any period prior to the date that is 60 days prior to the date on which such Lender gave notice to Company of the circumstances entitling such Lender to compensation. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, and stating that such Lender is, if it is legally entitled to do so, generally charging similar amounts to borrowers that are similarly situated, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B. Withholding of Taxes.

(i) Payments to Be Free and Clear. All sums payable by Company under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(ii) Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax (other than a Tax on the overall net income of any Lender) from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

(a) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

(b) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

(c) the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

(d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

(iii) Evidence of Exemption from U.S. Withholding Tax.

(a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form W-9, W-8BEN or W-8ECI (as applicable to it), or any successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-9, W-8BEN or W-8ECI pursuant to clause (1) above, a Certificate re Non-Bank Status together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

(b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-9, W-8BEN or W-8ECI, or successor applicable forms, or a Certificate re Non-Bank Status, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

(c) Company shall not be required to pay any additional amount to any Non-US Lender under clause (b) or (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Company of its obligation to pay any additional amounts pursuant to clause (b) or (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

C. Capital Adequacy Adjustment. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank, the National Association of Insurance Commissioners or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank, the National Association of Insurance Commissioners or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such actual reduction; provided however, that Company shall not be obligated to pay such Lender any compensation attributable to any period prior to the date that is 60 days prior to the date on which such Lender gave notice to Company of the circumstances entitling such Lender to compensation. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7C and stating that such Lender is, if it is legally entitled to do so, generally charging similar amounts to borrowers that are similarly situated, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.8 Obligation of Lenders and Issuing Lenders to Mitigate.

Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7 or subsection 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.9 Substitute Lenders.

In the event Company is required under the provisions of subsection 2.7 or 3.6 to make payments in a material amount to any Lender or in the event any Lender fails to lend to Company in accordance with this Agreement, Company may, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, elect to terminate such Lender as a party to this Agreement; provided that, concurrently with such termination, (i) Company shall pay that Lender all principal, interest and fees and other amounts (including without limitation, amounts, if any, owed under subsection 2.7 and 3.6) owed to such Lender through such date of termination, (ii) another financial institution satisfactory to Company and Administrative Agent (or if Administrative Agent is also the Lender to be terminated, the successor Administrative Agent) shall agree, as of such date, to become a Lender for all purposes under this Agreement (whether by assignment or amendment) and to assume all obligations of the Lender to be terminated as of such date, and (iii) all documents and supporting materials necessary, in the judgment of Administrative Agent (or if Administrative Agent is also the Lender to be terminated, the successor Administrative Agent), to evidence the substitution of such Lender shall have been received and approved by Administrative Agent as of such date.

Section 3. LETTERS OF CREDIT

3.1 Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A. Letters of Credit. In addition to Company requesting that Lenders make Revolving Loans pursuant to subsection 2.1A(i) and that Swing Line Lender make Swing Line Loans pursuant to subsection 2.1A(ii), Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date, that one or more Lenders issue Letters of Credit for the account of Company for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that any Lender issue (and no Lender shall issue):

(i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

(ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $75,000,000;

(iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided further that such Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension;

(iv) any Commercial Letter of Credit having an expiration date (a) later than the earlier of (1) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (2) the date which is one year from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion; or

(v) any Letter of Credit denominated in a foreign currency which in the judgment of the applicable Issuing Lender is not readily and freely available.

B. Mechanics of Issuance.

(i) Notice of Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Notice of Issuance of Letter of Credit substantially in the form of Exhibit III annexed hereto no later than 1:30 P.M. (New York time) at least three Business Days (in the case of Standby Letters of Credit), at least one Business Day (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) whether the Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit, (c) the face amount of the Letter of Credit, (d) in the case of a Letter of Credit which Company requests to be denominated in a currency other than Dollars, the currency in which Company requests such Letter of Credit to be issued, (e) the expiration date of the Letter of Credit, (f) the name and address of the beneficiary, and (f) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; provided that the Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents; and provided further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:30 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

Company shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit.

On the Closing, Date, and so long as the conditions precedent in subsections 4.1 and 4.2 have been fulfilled, each of the Existing Letters of Credit shall, automatically and without any further action by any Person, be deemed to be a duly issued “Letter of Credit” issued on the Closing Date and outstanding under this Agreement (and Wells Fargo shall be the Issuing Lender with respect to such Existing Letters of Credit).

(ii) Determination of Issuing Lender. Upon receipt by Administrative Agent of a Notice of Issuance of Letter of Credit pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, in the event Administrative Agent elects to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, and Administrative Agent shall be the Issuing Lender with respect thereto. In the event that

Administrative Agent, in its sole discretion, elects not to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, whereupon Company may request any other Lender to issue such Letter of Credit by delivering to such Lender a copy of the applicable Notice of Issuance of Letter of Credit. Any Lender so requested to issue such Letter of Credit shall promptly notify Company and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Lender that so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto. In the event that all other Lenders shall have declined to issue such Letter of Credit, notwithstanding the prior election of Administrative Agent not to issue such Letter of Credit, Administrative Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent’s outstanding Revolving Loans and Swing Line Loans, may exceed Administrative Agent’s Revolving Loan Commitment then in effect; provided that Administrative Agent shall not be obligated to issue any Letter of Credit denominated in a foreign currency which in the judgment of Administrative Agent is not readily and freely available.

(iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.4, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender’s standard operating procedures.

(iv) Notification to Lenders. Upon the issuance of any Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and each other Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit. Promptly after receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Lender of the amount of such Lender’s respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

(v) Reports to Lenders. Within 15 days after the end of each calendar quarter ending after the Closing Date, so long as any Letter of Credit shall have been outstanding during such calendar quarter, each Issuing Lender shall deliver to each other Lender a report setting forth for such calendar quarter the daily aggregate amount available to be drawn under the Letters of Credit issued by such Issuing Lender that were outstanding during such calendar quarter.

C. Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

3.2 Letter of Credit Fees.

Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(i) with respect to each Standby Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, in an amount separately agreed in writing between Company and such Issuing Lender (not to exceed the greater of (X) $500 (per annum) and (Y) 0.20% per annum of the daily amount available to be drawn under such Standby Letter of Credit), and (b) a letter of credit fee, payable to Administrative Agent for the account of Lenders, equal to the daily amount available to be drawn under such Standby Letter of Credit multiplied by the Applicable Eurodollar Rate Margin, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last Business Day of each of March, June, September and December of each year and computed on the basis of a 360-day year for the actual number of days elapsed;

(ii) with respect to each Commercial Letter of Credit, fronting and letter of credit fees, payable directly to the applicable Issuing Lender for its own account, at such times and in such amounts as are in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance; and

(iii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), reasonable and customary documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2, (1) the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination and (2) any amount described in such clauses which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination. Promptly upon receipt by Administrative Agent of any amount described in clause (i)(b) of this subsection 3.2, Administrative Agent shall distribute to each Lender its Pro Rata Share of such amount.

3.3 Drawings and Reimbursement of Amounts Paid Under Letters of Credit.

A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

B. Reimbursement by Company of Amounts Paid Under Letters of Credit. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Administrative Agent, and

Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) and in same day funds equal to the amount of such honored drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Issuing Lender prior to 1:00 P.M. (New York time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) equal to the amount of such honored drawing and (ii) Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such honored drawing; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this subsection 3.3B.

C. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i) Payment by Lenders. In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount (calculated, in the case of a drawing under a Letter of Credit denominated in a currency other than Dollars, by reference to the applicable Exchange Rate) equal to the amount of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify each other Lender of the unreimbursed amount of such honored drawing and of such other Lender’s respective participation therein based on such Lender’s Pro Rata Share. Each Lender shall make available to such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 3:00 P.M. (New York time) on the first business day (under the laws of the jurisdiction in which such office of such Issuing Lender is located) after the date notified by such Issuing Lender. In the event that any Lender fails to make available to such Issuing Lender on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from any Issuing Lender any amounts made available by such Lender to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender.

(ii) Distribution to Lenders of Reimbursements Received From Company. In the event any Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall distribute to each other Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender’s Pro Rata Share of all payments subsequently received by such Issuing Lender from Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

D. Interest on Amounts Paid Under Letters of Credit.

(i) Payment of Interest by Company. Company agrees to pay to each Issuing Lender, with respect to drawings honored under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by any Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing honored under a Letter of Credit issued by it, (a) such Issuing Lender shall distribute to each other Lender, out of the interest received by such Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event such Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such honored drawing, such Issuing Lender shall distribute to each other Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender’s Pro Rata Share of any interest received by such Issuing Lender in respect of that portion of such honored drawing so reimbursed by other Lenders for the period from the date on which such Issuing Lender was so reimbursed by other Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Company. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

3.4 Obligations Absolute.

The obligation of Company to reimburse each Issuing Lender for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to subsection 3.3B and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Lender or any other Person or, in the case of a Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v) the occurrence or existence of any Material Adverse Effect;

(vi) any breach of this Agreement or any other Loan Document by any party thereto; or

(vii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing

Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5 Indemnification; Nature of Issuing Lenders’ Duties.

A. Indemnification. In addition to amounts payable as provided in subsection 3.6, Company hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which such Issuing Lender actually incurs or is subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

B. Nature of Issuing Lenders’ Duties. As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

3.6 Increased Costs and Taxes Relating to Letters of Credit.

Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Issuing Lender or Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by any Issuing Lender or Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-Governmental Authority (whether or not having the force of law):

(i) subjects such Issuing Lender or Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of such Issuing Lender or Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by any particular Issuing Lender;

(ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by any Issuing Lender or participations therein purchased by any Lender; or

(iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Issuing Lender or Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the actual cost to such Issuing Lender or Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Company shall promptly pay to such Issuing Lender or Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Issuing Lender or Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided, however, that Company shall not be obligated to pay such Issuing Lender or Lender any compensation attributable to any period prior to the date that is 60 days prior to the date on which such Issuing Lender or Lender gave notice to Company of the circumstances entitling such Issuing Lender or Lender to compensation. Such Issuing Lender or Lender shall deliver to Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Lender or Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

3.7 Confirmation of Letters of Credit Issued Under Existing Credit Agreement.

All Letters of Credit issued under the Existing Credit Agreement outstanding on the Closing Date shall be deemed Letters of Credit issued hereunder.

Section 4. CONDITIONS TO LOANS AND LETTERS OF CREDIT AND EFFECTIVENESS OF AGREEMENT

The conditions to the making of the initial Loans, to the effectiveness of this Agreement and to the making of subsequent Loans and the issuance of Letters of Credit are set forth herein as follows:

4.1 Conditions to Initial Revolving Loans and Swing Line Loans.

The obligations of Lenders to make any Revolving Loans and Swing Line Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction or waiver of the following conditions:

A. Loan Party Documents. On or before the Closing Date, Company shall and shall cause each other Loan Party to, deliver, to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization if such certification is generally available and in each other case, by such Person’s secretary or assistant secretary, in each case dated a recent date prior to the Closing Date;

(ii) To the extent generally available, a good standing certificate from the Secretary of State of its jurisdiction of organization and a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each dated a recent date prior to the Closing Date;

(iii) Resolutions of the Board of Directors of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;

(iv) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(v) Executed originals of the Notes and the other Loan Documents to which such Person is a party; and

(vi) Such other documents as Administrative Agent may reasonably request.

B. No Material Adverse Effect. Since October 30, 2004 there has occurred no Material Adverse Effect.

C. Corporate and Capital Structure, Ownership, Etc.

(i) Corporate Structure. The corporate organizational structure of Holdings and its Subsidiaries is as set forth in Schedule 4.1C annexed hereto.

(ii) Capital Structure and Ownership. The capital structure and ownership of Holdings and its Subsidiaries is as set forth in Schedule 4.1C annexed hereto.

D. Matters Relating to Existing Indebtedness. On the Closing Date, (i) Holdings and its Subsidiaries shall have (a) repaid in full all Indebtedness outstanding under the then Existing Credit Agreement, (b) terminated any commitments to lend or make other extensions of credit thereunder, and (c) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder, other than Liens permitted pursuant to Section 7.2A, and (ii) Holdings and its Subsidiaries shall have no existing Indebtedness outstanding other than (a) the Senior Subordinated Notes, (b) existing Capital Leases and (c) other existing Indebtedness in an aggregate amount not exceeding $2,500,000.

E. Necessary Governmental Authorizations and Third Party Consents; Expiration of Waiting Periods, Etc. Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

F. Security Interests in Personal Property. Administrative Agent shall have received evidence satisfactory to it that each Loan Party shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iii) below) that are necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal property Collateral (other than Collateral that constitutes fixtures). Such actions shall include the following:

(i) Stock Certificates and Instruments. Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all Capital Stock pledged pursuant to the Security Agreement, and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral with a fair market value or a face amount in excess of $500,000;

(ii) Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) duly completed UCC termination statements, and authorization of the filing thereof from the applicable secured party, as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement); and

(iii) UCC Financing Statements. Delivery to Administrative Agent of duly completed UCC financing statements (excluding fixture filings), with respect to all personal property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents.

(iv) Cover Sheets, Etc. Delivery to Administrative Agent of all cover sheets or other documents or instruments required to be filed with any IP Filing Office in order to create or perfect Liens in respect of the IP Collateral identified on Schedule 4.1F annexed hereto, together with releases duly executed (if necessary) of security interests by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective filings in any IP Filing Office in respect of any IP Collateral (other than any such filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement); provided, however, that Administrative Agent may, in its sole discretion, waive delivery and filing of such items with respect to IP Collateral which Administrative Agent deems immaterial and of insufficient value to justify the cost of preparing and filing such matters;

(v) Control Agreements. Delivery to Administrative Agent of Control Agreements with financial institutions and other Persons in order to perfect Liens in respect of Deposit Accounts, Securities Accounts and other Collateral pursuant to the Collateral Documents, in each case, with a value in excess of $1,000,000; provided, however, that Administrative Agent may, in its sole discretion, waive delivery of Control Agreements with respect to Deposit Accounts and Securities Accounts which Administrative Agent deems immaterial and of insufficient value to justify the cost of preparing and negotiating such Control Agreements;

G. Financial Statements; Pro Forma Balance Sheet. On or before the Closing Date, Lenders shall have received from Company (i) audited financial statements for Company and its Subsidiaries for the Fiscal Year ended January 31, 2004, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, (ii) unaudited financial statements for Company and its Subsidiaries for the Fiscal Quarter ended October 30, 2004 and any monthly fiscal period ended subsequent to October 30, 2004 for which financial statements can be prepared, in each case consisting of balance sheets and the related consolidated statements of income and cash flows for such period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the previous Fiscal Year, (iii) pro forma consolidated balance sheets of Holdings and its Subsidiaries as at the Closing Date, prepared in accordance with GAAP and reflecting the transactions contemplated by the Loan Documents, and (iv) annual projected financial statements of Holdings and its Subsidiaries for the five-year period immediately following the Closing Date, consisting of balance sheets and the related statements of operations and cash flows for such period, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent.

H. Evidence of Insurance. Administrative Agent shall have received certificates of insurance in form reasonably satisfactory to the Administrative Agent evidencing that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

I. Opinions of Counsel to Loan Parties. Lenders shall have received originally executed copies of one or more favorable written opinions of Latham and Watkins LLP, counsel for Loan Parties, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit VIII annexed hereto.

J. Fees. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

K. Representations and Warranties; Performance of Agreements. Company shall have delivered to Administrative Agent and Lenders an Officer’s Certificate, in form and substance reasonably satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company has performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall have been performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent and Lenders.

L. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

4.2 Conditions to All Loans.

The obligations of each Lender to make its Loans on each Funding Date are subject to the following further conditions precedent:

A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by the chief financial officer, the vice-president/controller or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent.

B. As of that Funding Date:

(i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

(ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

(iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

(iv) No order, judgment or decree of any court, arbitrator or Governmental Authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date; and

(v) The making of the Loans requested on such Funding Date shall not violate any law applicable to the Loan Parties, including Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

4.3 Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), a Notice of Issuance of Letter of Credit, in each case signed by the chief financial officer, the vice-president/controller or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 5. COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce the Issuing Lender to issue Letters of Credit and to induce other Lenders to purchase participations therein, Company represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete in all material respects:

5.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A. Organization and Powers. Each Loan Party is duly organized, and is validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1A annexed hereto. Each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

B. Qualification and Good Standing. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

C. Conduct of Business. Holdings and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.12.

D. Subsidiaries. All of the Subsidiaries of Holdings, as well as the ownership interests of each in their respective Subsidiaries, are identified in Schedule 5.1A annexed hereto, as said Schedule 5.1A may be supplemented from time to time pursuant to the provisions of subsection 6.1(xi). The Capital Stock of Holdings and of each of the Subsidiaries of Holdings identified in Schedule 5.1A annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of the Capital Stock of such Subsidiaries constitutes Margin Stock. Each of the Subsidiaries of Holdings identified in Schedule 5.1A annexed hereto (as so supplemented) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and would not reasonably be expected to have a Material Adverse Effect.

E. Options and Other Rights. As of the Closing Date, except with respect to outstanding options and options reserved for issuance under Holdings’ option plans, there are no outstanding subscriptions, warrants, calls, options, rights (including unsatisfied preemptive rights), commitments or agreements to which Holdings or any of its Subsidiaries is bound that permit or entitle any Person to purchase or otherwise receive from or to be issued any shares of Capital Stock of Holdings or any of its Subsidiaries or any security or obligation of any kind convertible into any class of Capital Stock of Holdings or any of its Subsidiaries. Neither Holdings nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock.

5.2 Authorization of Borrowing, etc.

A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Organizational Documents of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other Governmental Authority binding on Holdings or any of its Subsidiaries, (ii) except as set forth in Schedule 5.2B annexed hereto, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, which breach or default would reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) except as set forth in Schedule 5.2B annexed hereto, require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders or for which the failure to obtain such approval or consent would not reasonably be expected to result in a Material Adverse Effect.

C. Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body, except for those registrations, consents, approvals, notices or other actions which have been obtained on or before the Closing Date.

D. Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

E. Valid Issuance of Company Stock. The Capital Stock of Holdings is duly and validly issued, fully paid and nonassessable. The issuance and sale of such Capital Stock either (a) has been registered or qualified under applicable federal and state securities laws or (b) was exempt therefrom.

F. Subordination of Senior Subordinated Notes. This Agreement constitutes the Senior Credit Facility referenced in the Senior Subordinated Note Indenture and the Obligations are “Designated Senior Debt” as defined in Article 10 of the Senior Subordinated Note Indenture, such that the Senior Subordinated Notes are subordinated to the Obligations in the manner provided in Article 10 of the Senior Subordinated Note Indenture.

5.3 Financial Condition.

Company has heretofore delivered to Lenders, at Lenders’ request, the following financial statements and information: (i) the audited consolidated balance sheets of Company and its Subsidiaries as at January 31, 2004, and the related consolidated statements of income, and cash flows of Company and its Subsidiaries for the Fiscal Year then ended; and (ii) the unaudited consolidated balance sheets of Company and its Subsidiaries as at October 30, 2004, and the related unaudited consolidated statements of income, and cash flows of Company and its Subsidiaries for the nine months then ended. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Neither Holdings nor any of its Subsidiaries has (and will not following the funding of the initial Loans have) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is required in accordance with GAAP to be reflected in the foregoing financial statements or the notes thereto and that is not so reflected and which in any such case is material in relation to the business, operations, properties, assets or financial condition of Holdings and its Subsidiaries, taken as a whole.

5.4 No Material Adverse Change; No Restricted Junior Payments.

Since October 30, 2004, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

5.5 Title to Properties; Liens; Intellectual Property.

A. Holdings and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold or subleasehold, as applicable, interests in (in the case of leasehold or subleasehold, as applicable, interests in material real or personal property), subject to customary subordinations, if any, in favor of the lender of the fee owner of such property, or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, except, in the case of each of clauses (i), (ii) and (iii) above, (a) for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7 or (b) to the extent that the failure to have such title would not reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens other than Liens which do not materially interfere with the present use thereof.

B. Intellectual Property. As of the Closing Date, Holdings and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate would not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Company know of any valid basis for any such claim, except for such claims that in the aggregate would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of Company, the use of such Intellectual Property by Holdings and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. All federal, state and foreign registrations of and applications for Intellectual Property, and all unregistered Intellectual Property, that are owned or licensed by Holdings or any of its Subsidiaries on the Closing Date are described on Schedule 5.5 annexed hereto.

5.6 Litigation; Adverse Facts.

Except as set forth in Schedule 5.6, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of any Loan Party) at law or in equity, or before or by any Governmental Authority (including any

Environmental Claims) that are pending or, to the knowledge of Company, threatened against any Loan Party or any property of any Loan Party (i) as to which there is a reasonable likelihood of success or (ii) that involves any of the Loan Documents and that, if adversely determined, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No Loan Party (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or Governmental Authority that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

5.7 Payment of Taxes.

Except to the extent permitted by subsection 6.3 and except as set forth on Schedule 5.7, all material tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed (taking into account all available extensions), and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid (other than any taxes the amount or validity of which is being contested in a manner consistent with subsection 6.3A) except to the extent that the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.8 Material Contracts.

Schedule 5.8 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. Except as set forth on Schedule 5.8, all such Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.9 Governmental Regulation.

Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10 Securities Activities.

A. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Holdings and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Holdings or any of its Subsidiaries and any Lender or any

Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11 Employee Benefit Plans.

A. Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan except to the extent that any non-compliance or failure to perform would not reasonably be expected to have a Material Adverse Effect.

B. No ERISA Event that is reasonably likely to result in a Material Adverse Effect has occurred or is reasonably expected to occur.

C. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $5,000,000. Schedule 5.11C sets forth a complete list of the Loan Parties’ Employee Benefit Plans as of the Closing Date.

D. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available and based solely on information, if any, provided to the Loan Parties by such Multiemployer Plan, the potential liability of Holdings, each of its Subsidiaries, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed an amount that would reasonably be expected to have a Material Adverse Effect.

5.12 Certain Fees.

Except for Transaction Costs, no broker’s or finder’s fee or commission will be payable by Holdings or any of its Subsidiaries with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13 Environmental Protection.

Except as set forth in Schedule 5.13 annexed hereto:

(i) neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any

Environmental Claim, or (c) any Hazardous Materials Activity that, in the case of each of clause (a), (b) or (c) above, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(ii) neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(iii) there are and, to Company’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that would reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(iv) neither Holdings nor any of its Subsidiaries nor, to Company’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; and

(v) compliance with all current requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable likelihood of giving rise to a Material Adverse Effect.

Notwithstanding anything in this subsection 5.13 to the contrary, no event or condition is occurring, or to Company’s knowledge has occurred, with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity, including any matter disclosed on Schedule 5.13 annexed hereto, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.14 Employee Matters.

There is no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

5.15 Solvency.

Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.16 Matters Relating to Collateral.

A. Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 4.1 and 6.8 and (ii) the delivery to Administrative Agent of any Pledged Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral (other than any portion of such Collateral with respect to which the Lien in favor of Administrative Agent for the benefit of Lenders is not required to be perfected as contemplated by subsection 4.1F above), and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Administrative Agent for filing or recording, as applicable (but not yet filed or recorded) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

B. Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

C. Absence of Third-Party Filings. Except such as may have been filed in favor of Administrative Agent as contemplated by subsection 5.16A or as permitted by subsection 7.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in any IP Filing Office.

D. Margin Regulations. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

E. Information Regarding Collateral. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.17 Disclosure.

The information furnished to Lenders by or on behalf of Company in connection with the transactions contemplated by this Agreement, together with the representations and warranties of Holdings and its Subsidiaries contained in the Loan Documents and in any other documents, certificates and written statements furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries or for use in connection with the transactions contemplated by this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made (in each case taken as a whole). Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

5.18 Foreign Assets Control Regulations, etc.

Neither the making of the Loans to, or issuance of Letters of Credit on behalf of, Company nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, none of the Loan Parties or their Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) knowingly engages or will knowingly engage in any dealings or transactions, or be otherwise associated, with any such Person. The Loan Parties and their Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

Section 6. AFFIRMATIVE COVENANTS OF COMPANY

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of Holdings and its Subsidiaries to perform, all covenants in this Section 6.

6.1 Financial Statements and Other Reports.

Company will maintain, and cause Holdings and each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Administrative Agent:

(i) Quarterly Financials: as soon as available and in any event within 45 days after the close of each of the first three Fiscal Quarters in each Fiscal Year of Holdings, to the extent prepared to comply with the requirements of the Securities and Exchange Commission, a copy of Holdings’ report on Form 10-Q filed with the Securities and Exchange Commission for such Fiscal Quarter, or, if no such Form 10-Q was filed by Holdings, (a) the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of earnings and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Holdings and its Subsidiaries in a form reasonably satisfactory to Administrative Agent.

(ii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, to the extent prepared to comply with the requirements of the Securities and Exchange Commission, a copy of Holdings’ report on Form 10-K filed with the Securities and Exchange Commission for such Fiscal Year, or, if no such Form 10-K was filed by Holdings, (a) the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of earnings, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Holdings and its Subsidiaries in a form reasonably satisfactory to Administrative Agent, and (c) in the case of such consolidated financial statements, a report thereon of KPMG or other independent certified public accountants of recognized national standing selected by Holdings and reasonably satisfactory to Administrative Agent, which report shall be unqualified as to scope of audit, shall express no doubts about the ability of Holdings and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iii) Officer’s and Compliance Certificates: together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to subdivisions (i) and (ii) above, (a) an Officer’s Certificate of Holdings stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under such signer’s supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Holdings has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

(iv) Accountants’ Certification: together with each delivery of consolidated financial statements of Holdings and its Subsidiaries pursuant to subdivision (ii) above, a written statement by the independent certified public accountants giving the report thereon stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default under Section 7 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default that would not be disclosed in the course of their audit examination;

(v) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all annual reports and proxy statements sent or made available generally by Holdings to its security holders or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings and its Subsidiaries, taken as a whole;

(vi) Events of Default, etc.: promptly upon any officer of Holdings obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, (b) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, or (c) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Holdings has taken, is taking and proposes to take with respect thereto;

(vii) Litigation or Other Proceedings: (a) promptly upon any officer of Holdings obtaining knowledge of (X) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries (collectively, “Proceedings”) not previously disclosed in writing by Holdings to Lenders or (Y) any material development in any Proceeding that, in any case:

(a) if adversely determined, would reasonably be expected to give rise to a Material Adverse Effect; or

(b) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to the Loan Parties to enable Lenders and their counsel to evaluate such matters;

(viii) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ix) ERISA Notices: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(x) Intellectual Property: annually provide written notice of any material change in the Intellectual Property set forth in Schedule 5.5 (it being understood that such written notice shall be deemed to supplement Schedule 5.5 annexed hereto for all purposes of this Agreement);

(xi) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Holdings (unless such Subsidiary will be promptly merged out of existence), a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Holdings and (b) all of the data required to be set forth in Schedule 5.1A annexed hereto with respect to all Subsidiaries of Holdings (it being understood that such written notice shall be deemed to supplement Schedule 5.1A annexed hereto for all purposes of this Agreement);

(xii) Margin Determination Certificate: together with each delivery of financial statements pursuant to subdivisions (i) and (ii) above for the Fiscal Quarter ending July 30, 2005 and each Fiscal Quarter thereafter, a Margin Determination Certificate demonstrating in reasonable detail the calculation of the Consolidated Total Leverage Ratio for the four consecutive Fiscal Quarters ending on the day of the accounting period covered by such financial statements; and

(xiii) Other Information: with reasonable promptness, such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent.

6.2 Corporate Existence, etc.

Except as permitted under subsection 7.7, Company will, and will cause Holdings and each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business; provided, however, that no Loan Party shall be required to preserve any such right or franchise if the Board of Directors of any Loan Party shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Holdings and its Subsidiaries, taken as a whole, or Lenders.

6.3 Payment of Taxes and Claims; Tax Consolidation.

A. Company will, and will cause Holdings and each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

B. Company will not, nor will it permit Holdings or any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

6.4 Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds.

A. Maintenance of Properties. Company will, and will cause Holdings and each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and loss or damage from casualty excepted, all material properties used or useful in the business of Holdings and its Subsidiaries (including all

Intellectual Property) and from time to time will make or use its reasonable efforts to cause to be made all appropriate repairs, renewals and replacements thereof.

B. Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers or the Captive Insurance Company, such public liability insurance, third party property damage insurance, business interruption insurance and Casualty Insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and Casualty Insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, in the case of losses over $1,000,000, that names Administrative Agent for the benefit of Lenders as a loss payee thereunder and provides for at least 30 days prior written notice to Administrative Agent of any significant modification or cancellation of such policy. The Captive Insurance Company will be capitalized in accordance with applicable law(s) and will maintain, with financially sound and reputable reinsurers, such reinsurance as may customarily be carried or maintained under similar circumstances by insurers of established reputation engaged in similar businesses with similar capitalization, in each case in such amounts, at such levels, covering such risks and otherwise on such terms and conditions as shall be customary and commercially practicable for insurers similarly situated in the industry.

C. Application of Net Insurance/Condemnation Proceeds.

(i) Business Interruption Insurance. Upon receipt by Holdings or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds from business interruption insurance, (a) so long as no Event of Default shall have occurred and be continuing, Holdings or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital or general corporate purposes, and (b) if an Event of Default shall have occurred and be continuing, Company shall, upon demand made therefor by Administrative Agent, apply an amount equal to such Net Insurance/Condemnation Proceeds to reduce the Revolving Loan Commitments as provided in subsection 2.4A(iii)(b);

(ii) Casualty Insurance/Condemnation Proceeds. Upon receipt by Holdings or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance, (a) so long as no Event of Default shall have occurred and be continuing, Holdings shall, or shall cause one or more of its Subsidiaries to, promptly and diligently (and in any event within 18 months of the date of receipt of such Net Insurance/Condemnation Proceeds) apply all such Net Insurance/Condemnation Proceeds in excess of $1,000,000 to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied within such 18-month period (other than as a result of the costs of repairing, restoring or replacing such assets being less than the amount of such excess Net Insurance Condemnation Proceeds, so long as Company has applied Net Insurance/Condemnation Proceeds adequate to pay or reimburse such costs) as provided in subsection 2.4A(iii)(b), and (b) if an Event of Default shall have occurred and be continuing, Company shall, upon demand made therefor by Administrative Agent, apply an amount equal to such Net Insurance/Condemnation Proceeds to reduce the Revolving Loan Commitments as provided in subsection 2.4A(iii)(b).

(iii) Net Insurance/Condemnation Proceeds Received by Administrative Agent. Upon receipt by Administrative Agent of any Net Insurance/Condemnation Proceeds as loss payee, (a) if and to the extent Company would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) to reduce the Revolving Loan Commitments, Administrative Agent shall, and Company hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to reduce the Revolving Loan Commitments as provided in subsection 2.4A(iii)(b), and (b) to the extent the foregoing clause (a) does not apply, Administrative Agent shall deliver such Net Insurance/Condemnation Proceeds to Company, and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply all such Net Insurance/Condemnation Proceeds in excess of $1,000,000 to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied (other than as a result of the costs of repairing, restoring or replacing such assets being less than the amount of such excess Net Insurance Condemnation Proceeds, so long as Company has applied Net Insurance/Condemnation Proceeds adequate to pay or reimburse such costs), as provided in subsection 2.4A(iii)(b).

6.5 Inspection Rights.

Company shall, and shall cause Holdings and each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or of any of its Subsidiaries subject to the rights of any lessor or lessee of such property and provided that such visit and inspection does not unreasonably interfere with (i) the business of the Company at such property and (ii) any customers or other third parties at such properties, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Holdings or any of its Subsidiaries may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

6.6 Compliance with Laws, etc.

Company shall comply, and shall cause Holdings and each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.7 Environmental Disclosure.

Company will deliver to Administrative Agent:

(i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Government Authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any emergency Release required to be reported to any federal, state or local governmental or regulatory agency, or other Release that is reasonably likely to require investigation or remedial action, under any applicable Environmental Laws that, individually or in the aggregate, have a reasonable likelihood of resulting in a Material Adverse Effect and (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable likelihood of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable likelihood of resulting in a Material Adverse Effect.

(iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, have a reasonable likelihood of giving rise to a Material Adverse Effect, (b) any emergency Release required to be reported to any federal, state or local governmental or regulatory agency, or other Release that is reasonably likely to require investigation or remedial action that, individually or in the aggregate, have a reasonable likelihood of giving rise to a Material Adverse Effect, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that, individually or in the aggregate, have a reasonable likelihood of giving rise to a Material Adverse Effect.

(iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of Capital Stock, assets, or property by Holdings or any of its Subsidiaries that would reasonably be expected to (1) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Holdings or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that would reasonably be expected to subject Holdings or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(v) Other Information. With reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this subsection 6.7.

6.8 Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Closing Date.

A. Execution of Subsidiary Guaranty and Personal Property Collateral Documents. In the event that any Person becomes a Subsidiary of Holdings after the date hereof and such Subsidiary has assets or revenues in excess of $1,000,000, Company will promptly notify Administrative Agent of that fact and (i) deliver, or cause the appropriate Loan Party to deliver, a Pledge Amendment (as defined in the Security Agreement), together with the certificates or instruments, if any, representing (A) all of the Capital Stock of such Subsidiary if such Subsidiary is a Domestic Subsidiary and (B) 66% of the Capital Stock of such Subsidiary if such Subsidiary is a first-tier Foreign Subsidiary, in each case accompanied by irrevocable undated instruments of transfer, duly endorsed in blank and otherwise in form and substance reasonably satisfactory to Administrative Agent, (ii) cause any such Domestic Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and the Security Agreement, and (iii) take, or cause any such Domestic Subsidiary to take, all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1F) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all or 66%, as the case may be, of the Capital Stock of such Subsidiary, and on all personal property assets of such Domestic Subsidiary described in the applicable Collateral Documents. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (X) Company or Holdings, as applicable, will not be obligated to deliver a pledge of the Capital Stock of the Captive Insurance Company if such pledge would violate laws or regulations applicable to the Captive Insurance Company or otherwise have an adverse effect on the operations of the Captive Insurance Company and (Y) Company shall not be obligated to comply with this Section 6.8 if Administrative Agent is obligated to release Liens pursuant to Section 10.14(B) and no ratings downgrade triggering Company’s obligations under Section 6.9(iii) has occurred.

B. Subsidiary Organizational Documents, Legal Opinions, Etc. Company shall deliver to Administrative Agent, together with such Loan Documents, (i) copies of the Organizational Documents of each Subsidiary of Holdings referred to in subsection 6.8A certified by the Secretary of State of its jurisdiction of organization, if such certification is generally available, and in each other case by its secretary or assistant secretary, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents.

6.9 Maintenance of Ratings; Notices Regarding Ratings; Reinstatement of Security Interest and Guaranties.

If Administrative Agent has released its security interest in Collateral or released a Guaranty pursuant to subsection 10.14(B), then:

(i) Company shall take all such actions as are necessary (including, without limitation, the payment of required fees) to cause Moody’s and S&P to maintain a senior credit rating for Holdings or the Company;

(ii) Company will deliver to Administrative Agent, within five days of receipt, any notices from Moody’s or S&P relating to Company’s or Holdings’ credit rating; and

(iii) if the senior credit ratings of Company or Holdings are downgraded by Moody’s to a rating below Baa3 or by S&P to a rating below BBB-, Company shall, at the request of Administrative Agent or Requisite Lenders, take or cause to be taken all such actions, execute and deliver or cause to be executed and delivered all such agreements, documents and instruments, and make or cause to be made all such filings and recordings that are necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon filing and recording) perfected First Priority security interest in the entire personal property Collateral including the actions described in subsection 4.1F and the execution and delivery of a Security Agreement.

Section 7. NEGATIVE COVENANTS OF COMPANY

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of Holdings and its Subsidiaries to perform, all covenants in this Section 7.

7.1 Indebtedness.

Company shall not, and shall not permit any of Holdings or its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i) Company may become and remain liable with respect to the Obligations;

(ii) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii) Holdings and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases and Indebtedness secured by Liens permitted under subsection 7.2A(iv) and any Refinancings thereof; provided that the aggregate principal amount of all such Indebtedness in respect of Capital Leases (other than Capital Leases with respect to interests in real property, which shall not be subject to any maximum dollar amount thereof) and Indebtedness secured by Liens permitted under subsection 7.2A(iv) and any Refinancings thereof shall not exceed $20,000,000 at any time outstanding;

(iv) Holdings may become and remain liable with respect to Indebtedness to any of its Subsidiaries, and any Subsidiary of Holdings may become and remain liable with respect to Indebtedness to Holdings or any wholly-owned Subsidiary of Holdings; provided that (a) all such intercompany Indebtedness owed by Company or Holdings to any of its Subsidiaries that are not Subsidiary Guarantors shall be subordinated in right of payment to the payment in full of the Obligations pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and (b) upon demand by Administrative Agent, all such intercompany Indebtedness owed by Company or Holdings to any Subsidiary Guarantor shall be subordinated in right of payment to the payment in full of the Obligations pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent; and provided further that such intercompany Indebtedness owed by all Foreign Subsidiaries to Company and all other Subsidiaries shall be subject to the limitations imposed by subsection 7.3(ii);

(v) Holdings and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto and any Refinancings thereof;

(vi) Company may become and remain liable with respect to Indebtedness evidenced by the Senior Subordinated Notes and the agreements entered into in connection therewith.

(vii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, Holdings and its Subsidiaries may become liable with respect to Assumed Indebtedness in connection with a Permitted Acquisition and any Refinancings thereof and Company and such Subsidiaries may thereafter remain liable with respect to such Assumed Indebtedness; provided that Holdings and its Subsidiaries shall be in compliance on a consolidated basis with each of the financial covenants set forth in subsection 7.6 after giving effect to the incurrence or assumption of such Assumed Indebtedness as stated on the consolidated balance sheet of Holdings and its Subsidiaries;

(viii) Indebtedness of Holdings or its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds, bankers’ acceptances, workers compensation claims and similar obligations and trade-related letters of credit issued under this Agreement, in each case provided in the ordinary course of business, and any extension, renewal or refinancing thereof to the extent not provided to secure the repayment of other Indebtedness and to the extent that the amount of refinancing Indebtedness is not greater than the amount of Indebtedness being refinanced;

(ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against sufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(x) unsecured and Subordinated Indebtedness of Holdings or its Subsidiaries in an aggregate principal amount not to exceed $200,000,000 at any time outstanding, provided that Company shall deliver an Officer’s Certificate to Administrative Agent prior to the incurrence of such Indebtedness certifying that the Consolidated Pro Forma Total Leverage Ratio, after giving pro forma effect to the incurrence of such Indebtedness, is 25 basis points or more below the maximum amount permitted by Section 7.6B for the end of the Fiscal Quarter in which such incurrence occurs; and

(xi) Holdings and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding and any Refinancings thereof.

7.2 Liens and Related Matters.

A. Prohibition on Liens. Company shall not, and shall not permit Holdings or any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on any Indebtedness on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(i) Permitted Encumbrances;

(ii) Liens granted pursuant to the Collateral Documents;

(iii) Liens described in Schedule 7.2 annexed hereto;

(iv) Liens created to secure the purchase price of property or assets; provided that (a) any such Lien shall attach only to the property or assets purchased, (b) the Indebtedness secured by any such Lien shall not exceed 100% of the purchase price of the property or assets purchased, (c) any such Lien shall be created within 12 months following the acquisition of such property or assets and (d) the principal amount of

Indebtedness secured by such Liens does not exceed $20,000,000 in the aggregate at any time; and

(v) Liens in connection with Indebtedness permitted under subsections 7.1(iii), (v) and (xi) and Liens in connection with Indebtedness permitted under subsection 7.1(vii) (a) to the extent Liens are on property that was collateral for Assumed Indebtedness immediately prior to the relevant Permitted Acquisition, or (b) if such Assumed Indebtedness was secured by a Lien on all assets or all assets of a particular class, then to the extent such Liens are on property that would have been collateral subject to such Lien.

B. Equitable Lien in Favor of Lenders. If Holdings or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

C. No Further Negative Pledges. Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, Neither Holdings nor any of its Subsidiaries shall enter into any agreement, prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure Company’s principal bank credit agreement outstanding at any time.

D. No Restrictions on Subsidiary Distributions to Holdings or its Subsidiaries. Except as provided herein, Company will not, and will not permit any Subsidiary of Holdings to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Holdings or any of its Subsidiaries, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Holdings or any of its Subsidiaries, (iii) make loans or advances to Holdings or any of its Subsidiaries, or (iv) transfer any of its property or assets to Holdings or any of its Subsidiaries (other than (a) customary restrictions on the assignment of real or personal property leases, (b) customary restrictions on the transfer of property or assets included in any instrument or agreement relating to Indebtedness permitted under subsection 7.1A(iii), (c) restrictions under applicable law, (d) restrictions contained in the Senior Subordinated Note Indenture, (e) restrictions contained in joint venture arrangements applicable to assets of the joint venture, (f) restrictions contained in Assumed Indebtedness or Capital Stock of Persons acquired pursuant to Permitted Acquisitions relating to assets acquired and (g) restrictions in contracts for sales or dispositions permitted hereby; provided that such restrictions relate only to the assets being disposed of).

7.3 Investments; Joint Ventures.

Company shall not, and shall not permit Holdings or any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(i) Holdings and its Subsidiaries may make and own Investments in Cash Equivalents;

(ii) Holdings and its Subsidiaries may make and own Investments in any Subsidiaries of Holdings (other than the Captive Insurance Company); provided that (a) any such new Subsidiary is wholly-owned by Holdings or one of its Subsidiaries and the provisions of subsection 6.8 have been complied with or (b) in the case of any Subsidiary of Holdings that is not a wholly-owned Subsidiary Guarantor, such creation or acquisition is permitted pursuant to clause (vi) of this subsection 7.3; and provided further that the aggregate new Investments in all Foreign Subsidiaries (including Investments made through one or more Subsidiaries) shall not exceed $50,000,000 in the aggregate (excluding for such purposes any Investments made by Holdings or Company in the Captive Insurance Company permitted under subsection 7.3(xii) below);

(iii) Holdings and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv);

(iv) Holdings and its Subsidiaries may make loans and advances to employees and officers of Holdings and any of its Subsidiaries in an aggregate amount not to exceed (a) $500,000 at any one time outstanding, which shall be used for the purpose of acquiring Holdings Stock, and (b) $2,000,000 at any one time outstanding, which may be used for any other purpose;

(v) Holdings and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto;

(vi) Investments made by Holdings or any of its Subsidiaries in Permitted Acquisitions;

(vii) Investments received in settlement of debts, liabilities or other obligations owing to Holdings or any of its Subsidiaries;

(viii) Investments received as consideration in Asset Sales;

(ix) Investments of a Person that becomes a Subsidiary or is merged, consolidated or amalgamated with or into or transfers all or substantially all of its assets to, or is liquidated into, Holdings or any of its other Subsidiaries, or is otherwise acquired pursuant to a Permitted Acquisition;

(x) Holdings and its Subsidiaries may make and own Investments representing amounts held for employees of Holdings and its Subsidiaries under Holdings’ or Company’s non-qualified deferred compensation plan, provided the amount of such Investments (excluding income earned thereon) shall not exceed the amount otherwise payable to such employees the payment of which was deferred under such plan and any amounts matched by Holdings or Company under such plan;

(xi) Letters of Credit received by any Loan Party from any supplier as security for such supplier’s obligations to the Loan Parties;

(xii) Holdings or Company may make Investments in the Captive Insurance Company in an aggregate amount not exceeding (a) $30,000,000 through the end of Fiscal Year 2006, and (b) an additional $5,000,000 per Fiscal Year thereafter (it being agreed, however, that no transfer of IP Collateral to the Captive Insurance Company shall be made without the Administrative Agent’s prior written consent, which may be granted or denied in its sole discretion); and

(xiii) Holdings and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $10,000,000.

7.4 Contingent Obligations.

Company shall not, and shall not permit Holdings or any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of the Guaranties;

(ii) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

(iii) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations under Hedge Agreements with respect to Indebtedness in the ordinary course of business;

(iv) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with sales of assets;

(v) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Holdings and any of its Subsidiaries permitted by subsection 7.1;

(vi) Holdings and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 7.4 annexed hereto;

(vii) Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations arising under their subordinated guaranties of the Senior Subordinated Notes as set forth in the Senior Subordinated Note Indenture;

(viii) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Subsidiaries in an aggregate amount not to exceed at any time $10,000,000; and

(ix) Holdings and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Holdings and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $20,000,000.

7.5 Restricted Junior Payments.

Company shall not, and shall not permit Holdings or any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i) Company may make regularly scheduled payments of interest in respect of Subordinated Indebtedness in accordance with the terms of, and subject to the subordination provisions contained in, the Senior Subordinated Note Indenture or other applicable documentation pursuant to which such Subordinated Indebtedness is issued, (ii) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom, Company or Holdings may redeem or otherwise repurchase stock, stock equivalents or stock options issued by Company or Holdings owned by former employees, former directors or former officers of Holdings and its Subsidiaries, provided that Company shall deliver an Officer’s Certificate to Administrative Agent prior to such redemption or repurchase certifying that the Company will be in pro forma compliance with Section 7.6A (Minimum Consolidated Fixed Charge Coverage Ratio) for the period in which such redemption or repurchase occurs, calculated using Consolidated Pro Forma Fixed Charge Coverage Ratio as of such date in lieu of Consolidated Fixed Charge Coverage Ratio, (iii) Company or any Subsidiary of Holdings or Company may declare and pay dividends to Holdings or Company or to a wholly owned Subsidiary of Holdings or Company (as applicable), (iv) Holdings and its Subsidiaries may prepay Subordinated Indebtedness incurred pursuant to subsection 7.1, (v) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom, Company may from time to time redeem or repurchase its Senior Subordinated Notes and (including, without limitation, in connection with a change of control offer made pursuant to the Senior Subordinated Note Indenture) (vi) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom, Company or Holdings (as applicable) may declare and pay quarterly dividends, provided that Company shall deliver an Officer’s Certificate to Administrative Agent prior to the declaration of each such dividend certifying that the Company will be in pro forma compliance with Section 7.6A (Minimum Consolidated Fixed Charge Coverage Ratio) for the period in which such dividend occurs, calculated using Consolidated Pro Forma Fixed Charge Coverage Ratio as of such date in lieu of Consolidated Fixed Charge Coverage Ratio. Each Officer’s Certificate delivered pursuant to this Section 7.5 shall include reasonably detailed calculations substantiating the statements made therein.

7.6 Financial Covenants.

A. Minimum Consolidated Fixed Charge Coverage Ratio. Company shall not permit, as of the end of any Fiscal Quarter commencing with the fourth Fiscal Quarter of 2004, the Consolidated Fixed Charge Coverage Ratio for the four-Fiscal Quarter period ending on such date during any of the periods set forth below to be less than the correlative ratio indicated:

Period Ending on the Last Day of the	Minimum Fixed Charge Coverage Ratio
Fourth Fiscal Quarter of 2004 through First Fiscal Quarter of 2006	1.300:1.000

Second Fiscal Quarter of 2006 through First Fiscal Quarter of 2007	1.325:1.000

Second Fiscal Quarter of 2007 through First Fiscal Quarter of 2008	1.350:1.000

Second Fiscal Quarter of 2008 through First Fiscal Quarter of 2009	1.375:1.000

Second Fiscal Quarter of 2009 and thereafter	1.400:1.000

B. Maximum Consolidated Pro Forma Total Leverage Ratio. Company shall not permit Consolidated Pro Forma Total Leverage Ratio at the end of the Fiscal Quarters set forth below to exceed the correlative ratio indicated:

Period Ending on the Last Day of the	Maximum Consolidated Pro Forma Total Leverage Ratio
Fourth Fiscal Quarter of 2004 through First Fiscal Quarter of 2006	2.50:1.00

Second Fiscal Quarter of 2006 through First Fiscal Quarter of 2008	2.25:1.00

Second Fiscal Quarter of 2008 and thereafter	2.00:1.00

7.7 Restriction on Fundamental Changes; Asset Sales and Acquisitions.

Company shall not, and shall not permit Holdings or any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

(i) any Subsidiary of Holdings (other than Company) may be merged with or into Company or Holdings or any Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company, Holdings or any Subsidiary Guarantor; provided that, in the case of such a merger involving Company, Company shall be the continuing or surviving entity, and in the case of any other such merger, Holdings or a Subsidiary Guarantor shall be the continuing or surviving entity;

(ii) Holdings and its Subsidiaries may make Consolidated Capital Expenditures permitted under subsection 7.8;

(iii) Holdings and its Subsidiaries may make Investments permitted under subsection 7.3;

(iv) Holdings and its Subsidiaries may dispose of obsolete, worn out or surplus property, and may close stores and distribution centers, in the ordinary course of business;

(v) Holdings and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

(vi) Holdings or its direct or indirect wholly-owned Subsidiaries may make Permitted Acquisitions;

(vii) subject to subsection 7.12, Holdings and its Subsidiaries may make Asset Sales (a) of assets having a fair market value not in excess of $20,000,000 per Fiscal Year; provided that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; and (y) at least 80% of the consideration received shall be cash; and (b) of assets comprising Company’s corporate headquarters, so long as the proceeds of such Asset Sales are applied in accordance with subsection 2.4A(iii)(a), provided that any Exchange Assets acquired by Company in connection therewith shall comprise a new corporate headquarters facility; and

(viii) Company may effect a holding company reorganization under Section 251(g) of the Delaware General Corporation Law, provided that (a) the terms and documentation thereof are approved by Administrative Agent in advance (such approval not to be unreasonably withheld or delayed), (b) concurrently with such reorganization, Holdings shall execute a counterpart of this Agreement in which it shall agree to be a party to and be bound by this Agreement, Holdings shall execute and deliver to Administrative Agent the Holdings Guaranty and a counterpart of the Security Agreement, and Holdings shall take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1F) as may be necessary or, in the opinion of

Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal property assets of Holdings, including, without limitation, all Capital Stock of Company and any other Subsidiaries of Holdings to the extent required by subsection 6.8A, and (c) Administrative Agent shall have received signature and incumbency certificates of the officers of Holdings executing the above-referenced documents and evidence (which may be a legal opinion), reasonably satisfactory in form and substance to Administrative Agent, of the due authorization, execution and delivery by Holdings of the Holdings Guaranty and the Security Agreement and of the enforceability of this Agreement, the Holdings Guaranty and the Security Agreement against Holdings.

7.8 Consolidated Capital Expenditures.

Company shall not, and shall not permit Holdings or any of its Subsidiaries to, make or incur Consolidated Capital Expenditures in an aggregate amount in excess of (a) $110,000,000 for the Fiscal Year ending on January 29, 2005, (b) $135,000,000 for the Fiscal Year ending on January 28, 2006, (c) $145,000,000 for the Fiscal Year ending on February 3, 2007, (d) $155,000,000 for the Fiscal Year ending on February 2, 2008, (e) $165,000,000, for the Fiscal Year ending on January 31, 2009 and (f) $175,000,000 for the Fiscal Year ending on January 30, 2010 (such amount, for each Fiscal Year, the “Maximum Expenditure Amount”); provided that the Maximum Expenditure Amount for any Fiscal Year, beginning with the Fiscal Year ending on February 3, 2007, shall be increased by an amount equal to the excess, if any, of the Maximum Expenditure Amount for the previous year (without giving effect to any previous adjustment made in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year, but in no event shall such increase exceed 10% of the Maximum Expenditure Amount for such previous Fiscal Year, provided, further that notwithstanding the limitations set forth in clauses (a) through (f) herein, Company may make or incur additional Consolidated Capital Expenditures in an aggregate amount not to exceed $40 million for the purpose of purchasing the land and improvements comprising Company’s corporate headquarters (or a portion thereof) and provided further that for purposes of determining compliance with this covenant, any Consolidated Capital Expenditures made by Holdings or any of its Subsidiaries in connection with the acquisition and improvement of real property during any period shall be deemed to be decreased by the net proceeds (consisting of Cash payments received from the sale net of any direct sales costs incurred in connection with the sale) of any sale-leaseback transaction covering such real property and improvements (not exceeding the amount of such Consolidated Capital Expenditures) consummated in accordance with clause (2) of the first proviso of Section 7.9 in the period in which such sale-leaseback transaction is consummated.

7.9 Sales and Lease-Backs.

Except as otherwise provided in this Section 7.9, Company shall not, and shall not permit Holdings or any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Holdings or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Holdings or any of its Subsidiaries) or (ii) which

Holdings or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Holdings or any of its Subsidiaries to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease; provided, however, that Company may engage in such sale-leaseback transactions (1) to the extent that all non-real estate leases entered into by Holdings and its Subsidiaries in connection therewith are Capital Leases permitted pursuant to subsection 7.1(iii) of this Agreement or (2) if such sale-leaseback transaction covers real property and improvements and such sale-leaseback transaction is consummated within one year following the substantial completion of improvements on such real property; and provided further that, with respect to Company’s corporate headquarters, Company may engage in sale-leaseback transactions (x) to the extent that all leases entered into in connection therewith are (A) operating leases or (B) Capital Leases permitted pursuant to subsection 7.1(iii), or (y) if such transactions are Asset Sales, so long as the proceeds of such Asset Sales are applied in accordance with subsection 2.4A(iii)(a), without giving effect to Company’s right otherwise to acquire Exchange Assets in connection therewith.

7.10 Sale or Discount of Receivables.

Company shall not, and shall not permit Holdings or any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable other than (i) in connection with trade discounts in the ordinary course of business and consistent with past practice, and (ii) in aid of collection.

7.11 Transactions with Affiliates.

Company shall not, and shall not permit Holdings or any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of equity Securities of Holdings or with any Affiliate of Holdings or of any such holder, on terms that are less favorable to such Person than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Holdings and any of its Subsidiaries or between any of its Subsidiaries and (ii) reasonable and customary fees and expenses paid to members of the Boards of Directors of Holdings and its Subsidiaries, and customary indemnification arrangements with such officers and directors. For the avoidance of doubt, Holdings and its Subsidiaries may (i) make Investments in the Captive Insurance Company permitted pursuant to subsection 7.3(xii) and (ii) pay premiums (in cash or in the form of other assets, it being agreed, however, that no transfer of IP Collateral to the Captive Insurance Company shall be made without the Administrative Agent’s prior written consent, which may be granted or denied in its sole discretion) to the Captive Insurance Company for insurance coverage provided thereby, so long as such premiums are reasonably equivalent to those which would be paid to a reputable and creditworthy third-party insurer for equivalent coverage or, to the extent the coverage is not available from third-party insurers, then the premium paid shall be fair and reasonable in relation to the insured risk.

7.12 Conduct of Business.

From and after the Closing Date, Company shall not, and shall not permit Holdings or any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Closing Date and any business reasonably related, complementary or ancillary thereto or any reasonable expansion of any of the foregoing and (ii) such other lines of business as may be consented to by Requisite Lenders.

7.13 Amendments of Documents Relating to Certain Indebtedness; Limitation on Restrictions on Amendments or Waivers of Loan Documents.

A. Amendments of Documents Relating to Certain Indebtedness. Company shall not, and shall not permit Holdings or any of its Subsidiaries to, amend or otherwise change the terms of the Senior Subordinated Notes, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on the Senior Subordinated Notes, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the prepayment provisions thereof, change the subordination provisions thereof (or any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of the Senior Subordinated Notes (or a trustee or other representative on their behalf) which would be materially adverse to Company or Lenders. For the avoidance of doubt, nothing in this paragraph prohibits or shall be deemed to prohibit Company from making a change of control offer under the terms of the Senior Subordinated Note Indenture in connection with the Holding Company Reorganization (it being understood, however, that any repurchase or redemption of Senior Subordinated Notes made pursuant to such offer shall be subject to subsection 7.5).

B. Limitation on Restrictions on Amendments or Waivers of Loan Documents. Company shall not, and shall not permit Holdings or any of its Subsidiaries to, directly or indirectly, enter into, suffer to exist or become or remain subject to any agreement or instrument, except for the Loan Documents, that would prohibit or restrict (including by way of a covenant, representation or warranty or event of default), or require the consent of any Person to, any amendment to, or waiver or consent to departure from the terms of, any of the Loan Documents.

7.14 Fiscal Year.

Neither Holdings nor Company shall change its Fiscal Year End.

Section 8. EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1 Failure to Make Payments When Due.

Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2 Default in Other Agreements.

(i) Failure of Company, Holdings or any Material Subsidiary to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $5,000,000 or more or with an aggregate principal amount of $10,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Holdings or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

8.3 Breach of Certain Covenants.

Failure of Company to perform or comply with any term or condition contained in Section 7 of this Agreement; or

8.4 Breach of Warranty.

Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5 Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) the date a senior executive officer of Holdings or Company knew or, in the orderly conduct of his or her business, should have known of such failure and (ii) the receipt by Company of notice from Administrative Agent of such default; or

8.6 Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company, Holdings or any Material Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii) an involuntary case shall be commenced against Company, Holdings or any Material Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company, Holdings or any Material Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company, Holdings or any Material Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company, Holdings or any Material Subsidiary, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7 Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) Company, Holdings or any Material Subsidiary shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company, Holdings or any Material Subsidiary shall make any assignment for the benefit of creditors; or

(ii) Company, Holdings or any Material Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Company, Holdings or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8 Judgments and Attachments.

Any money judgment involving in the aggregate at any time an amount in excess of $50,000,000 (in any case net of insurance) shall be entered or filed against Company, Holdings or any Material Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 90 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9 Dissolution.

Any order, judgment or decree shall be entered against Company, Holdings or any Material Subsidiary decreeing the dissolution or split up of Company, Holdings or that Material Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10 Employee Benefit Plans.

There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in a Material Adverse Effect during the term of this Agreement; or

8.11 Invalidity of Guaranty; Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) the Holdings Guaranty (if delivered pursuant to Section 7.7(viii)) or the Subsidiary Guaranty of any Material Subsidiary for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered thereby having a fair market value, individually or in the aggregate, exceeding $10,000,000, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control (unless the Administrative Agent has determined that it is not economical to maintain a First Priority Lien on such Collateral), or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party, and, in the case of any such default under clause (i) or (ii) above, such default shall not have been remedied or waived within five days after the earlier of (a) the date a senior executive officer of Company knew or, in the orderly conduct of his or her business, should have known of such failure and (b) the receipt by Company of notice from Administrative Agent of such default; or

8.12 Action Relating to Subordinated Indebtedness.

Any event shall occur which, under the terms of the Senior Subordinated Note Indenture or any other agreement pursuant to which Subordinated Indebtedness is issued, shall require Holdings or any of its Subsidiaries to prepay or otherwise acquire, or offer to prepay or otherwise acquire, all or any portion of any Subordinated Indebtedness or Holdings or any of its Subsidiaries shall for any other reason prepay or otherwise acquire, or offer to prepay or otherwise acquire, or make any other payments in respect of, all or any portion of any Subordinated Indebtedness except to the extent expressly permitted by subsection 7.5;

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i) or the obligations of Lenders to purchase participations in any unpaid Swing Line Loans as provided in subsection 2.1A(ii).

Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent as cash collateral pursuant to the terms of Section 17(c) of the Security Agreement and shall be applied as therein provided.

Notwithstanding anything contained in the second preceding paragraph, if at any time within 90 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Company, and such provisions shall not at any time be construed so as to grant Company the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

Section 9. ADMINISTRATIVE AGENT

9.1 Appointment.

A. Appointment of Administrative Agent. Wells Fargo is hereby appointed Administrative Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this

Agreement and the other Loan Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

B. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

C. Control. Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

9.2 Powers and Duties; General Immunity.

A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B. No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Company to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

C. Exculpatory Provisions. No Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3 Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4 Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or such other Person in exercising the powers, rights and remedies of an Agent or performing the duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting solely from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5 Resignation of Agents; Successor Administrative Agent and Swing Line Lender.

A. Resignation; Successor Administrative Agent. Any Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation by Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent reasonably acceptable to Company, the consent of Company not to be unreasonably withheld; provided, however, that if an Event of Default has occurred and is continuing, then Company’s consent shall not be required. If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent reasonably acceptable to Company, the consent of Company not to be unreasonably withheld; provided, however, that if an Event of Default has occurred and is continuing, then Company’s consent shall not be required. If Administrative Agent shall notify Lenders and Company that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent’s notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Administrative Agent will continue to be held by it until a Person shall have accepted the appointment of successor Administrative Agent, and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Administrative Agent in accordance with this subsection 9.5A. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above). After any retiring Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

B. Successor Swing Line Lender. Any resignation of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation of Wells Fargo or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Company shall issue a Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit VI annexed hereto, in the amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

9.6 Collateral Documents and Guaranties.

Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under each Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Guaranties; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Guaranties or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented, (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented or (c) subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens permitted by subsection 7.2; provided that, in the case of a sale of such item of Collateral or stock referred to in subdivision (a) or (b), the requirements of subsection 10.14 are satisfied. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranties may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

9.7 Duties of Other Agents.

To the extent that any Lender is identified in this Agreement as a co-agent, documentation agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Company or any other Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10. MISCELLANEOUS

10.1 Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

A. General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1). Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(ii) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B. Assignments.

(i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Company otherwise consents, (b) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, and any assignment of all or any portion of a Revolving Loan Commitment, Revolving Loan or Letter of Credit participation shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii) and (d), except in the case of an assignment to another Lender, Administrative Agent and, if no Event of Default has occurred and is continuing, Company, shall have consented thereto (which consent shall not be unreasonably withheld). Administrative Agent agrees that it will, as a courtesy to the Company, make reasonable efforts to notify the Company if Administrative Agent becomes aware of any Lender’s intent to make an assignment of any portion of its Commitments hereunder which would require the consent of Company, it being agreed, however, that the failure of Administrative Agent to provide such notice shall not constitute grounds for the Company’s refusal of consent to any assignment, and shall not expose Administrative Agent to liability.

Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit V or Exhibit VI annexed hereto, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 2.1A(ii) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

(ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

(iii) Deemed Consent by Company. If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Company shall be deemed to have given its consent ten Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Company prior to such tenth Business Day.

C. Participations. Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Company or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation. Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company’s prior written consent. No Participant shall be entitled to the benefits of subsection 2.7 unless Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Company, to comply with subsection 2.7B(iii) as though it were a Lender.

D. Pledges and Assignments. Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E. Information. Each Lender may furnish any information concerning any Loan Party in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

F. Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

10.2 Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all actual and reasonable out-of-pocket costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing all opinions by counsel for Company (including any opinions reasonably requested by Agents or Lenders as to any legal matters arising hereunder) and of Company’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all the actual costs and reasonable out-of-pocket expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may reasonably request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable out-of-pocket expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any environmental audits or reports provided for under subsection 4.1F; (vi) all costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments; (viii) all actual and reasonable costs and expenses, including reasonable attorneys’ fees, and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and (ix) all costs and expenses, including reasonable attorneys’ fees, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, reasonably incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings. Administrative Agent shall provide to Company a written statement setting forth in reasonable detail the basis for requesting Company to pay amounts under this subsection 10.2.

10.3 Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Agents and Lenders (including Issuing Lenders), and the officers, directors, trustees, employees, agents, advisors and Affiliates of Agents and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, willful misconduct or breach of contract of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties)), (ii) the representations and warranties made by Company in the commitment letter, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4 Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each Lender and its Affiliates is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.5 Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by Company pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1B. Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6 Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(a) each Lender with Obligations directly affected (whose consent shall be required for any such amendment, modification, termination or waiver in addition to that of Requisite Lenders) (1) reduce the principal amount of any Loan, (2) postpone the scheduled final maturity date or postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan, (3) postpone the date on which any interest or any fees are payable, (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder (other than any waiver of any increase in the fees applicable to Letters of Credit pursuant to subsection 3.2 following an Event of Default) (including any change in the manner in which any financial ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee), (5) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, (6) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date, (7) extend the Revolving Loan Commitment Termination Date or (8) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit;

(b) each Lender, (1) change in any manner the definition of “Pro Rata Share” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all

Lenders, (3) increase the maximum duration of Interest Periods permitted hereunder, (4) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral or release Holdings from its obligations under the Holdings Guaranty or release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents, or (5) change in any manner or waive the provisions contained in subsection 2.4C, subsection 8.1, subsection 10.5 or this subsection 10.6.

In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) of subsection 2.1A(ii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iii) of Section 3 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, (iv) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, (v) that increases the amount of a Commitment of a Lender shall be effective without the consent of such Lender, and (vi) that increases the maximum amount of Letters of Credit shall be effective without the consent of Revolving Lenders constituting Requisite Lenders.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

If a Lender (a “Non-Consenting Lender”) (i) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires the consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected, (ii) a Lender becomes an Affected Lender under subsection 2.6C, (iii) delivers to Company a fee statement under subsection 2.7A or subsection 2.7C hereof or (iv) has a Participant who is entitled to compensation under subsection 10.1C (any such Lender, a “Subject Lender”), so long as (a) no Potential Event of Default or Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (b) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender in its reasonable discretion (such as a “back-to-back” letter of credit) are made) and (c), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Company pursuant to subsection 2.6 or subsection 2.7 and/or is unwilling to remedy its default, upon 10 days prior written notice to the Subject Lender and Administrative Agent, Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) Company has paid to the Lender giving such notice all amounts under subsections 2.6D, 2.7 and/or 2.8 (if applicable) through such date of replacement, (2) the processing fee required to be paid by subsection 10.1B(i)(c) shall have been paid to Administrative Agent, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent and Company (if required) and the receipt by Administrative Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments.

10.7 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8 Notices; Effectiveness of Signatures; Posting on Electronic Delivery Systems.

A. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent, Swing Line Lender and any Issuing Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 6.1. Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

B. Effectiveness of Signatures. Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail; provided, however, that after the Closing Date no signature with respect to any notice, request, agreement, waiver, amendment or other document that is intended to have binding effect may be sent by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

C. Posting on Electronic Delivery Systems. Each Loan Party agrees that the Agent may make any material delivered by the Loan Parties to the Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to Holdings, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”), available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Agent, an Affiliate of the Agent, or any Person that is not an Affiliate of the Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”). Each Loan Party acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address. Notwithstanding the foregoing, no Loan Party shall be responsible for any failure of the Platform or for the inability of any Lender to access any Communication made available by any Loan Party to the Administrative Agent in connection with the Platform and in no event shall any such failure constitute an Event of Default hereunder.

10.9 Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.18 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11 Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12 Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13 Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

10.14 Release of Security Interest or Guaranty.

A. Upon Sale or Disposition of Collateral. Upon the proposed sale or other disposition of any Collateral to any Person (other than an Affiliate of Company) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of Company) that is permitted by this agreement or to which requisite lenders have otherwise consented, for which a Loan Party desires to obtain a security interest release or a release of the Subsidiary Guaranty from Administrative Agent, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct and (b) if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral or such Subsidiary Guaranty, as may be reasonably requested by such Loan Party.

B. Upon Ratings Upgrade. In the event that Company’s senior credit ratings are upgraded by Moody’s to Baa3 or better and by S&P to BBB- or better, the Company may deliver a written request for release of all (or any portion of) the Liens securing the Obligations to Administrative Agent, which request shall be accompanied by an Officer’s Certificate (i) attaching the ratings letters from Moody’s and S&P evidencing such ratings upgrade and certifying the same to be true and correct copies of such letters, and (ii) certifying that no Event of Default or Potential Event of Default exists under this Agreement. Upon the receipt of such written request and Officer’s Certificate, Administrative Agent shall, at Company’s expense, execute and deliver such releases of its Liens, as may be reasonably requested by Company.

10.15 Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.16 Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17 Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY.

(I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18 Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19 Confidentiality.

Each Lender shall hold all non-public information of a confidential nature obtained pursuant to the requirements of this Agreement in accordance with such Lender’s customary procedures for handling confidential information of this nature and shall not use such information for any purpose other than in connection with the Loan Documents, it being understood and agreed by Company that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Company, (g) with the consent of Company, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Company or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates; provided that, no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder; provided, further that unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries. In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated in electronic form) of its choice at its own expense, provided that in each case such disclosure, information or advertisement does not include any information with respect to the fees paid by Company to the Administrative Agent and the Lenders in connection with the Agreement and the Loan Documents.

10.20 USA Patriot Act.

Each Lender hereby notifies Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it may be required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

10.21 Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

PETCO ANIMAL SUPPLIES STORES, INC.

By:	/s/ Rodney Carter
Name:	Rodney Carter
Title:	Senior Vice President and Chief Financial Officer

Notice Address:

PETCO ANIMAL SUPPLIES STORES, INC. 9125 Rehco Road San Diego, California 92121-2270 Telephone: 858/202-7848 Facsimile: 858/677-3033 Attention: Rodney Carter

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of January 13, 2005 and hereby agrees (i) that it is the entity referred to as “Holdings” in this Agreement, and (ii) it is legally bound by the terms of this Agreement.

HOLDINGS:

PETCO ANIMAL SUPPLIES, INC.

By:	/s/ Rodney Carter
Name:	Rodney Carter
Title:	Senior Vice President and Chief Financial Officer

Notice Address:

PETCO ANIMAL SUPPLIES, INC. 9125 Rehco Road San Diego, California 92121-2270 Telephone: 858/202-7848 Facsimile: 858/677-3033

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
individually and as Administrative Agent

By:	/s/ Alex Y. Kim
Name:	Alex Y. Kim
Title:	Vice President

Notice Address:

Wells Fargo Bank, National Association
333 South Grand Avenue, 9th Floor
Los Angeles, California 90071
Telephone: 213/253-6884
Facsimile: 213/628-1188
Attention: Alex Y. Kim

LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ Matthew Koenig
Name:	Matthew Koenig
Title:	Senior Vice President

Notice Address:

CA9-193-13-01
333 S. Hope St., 13th Floor
Los Angeles, CA 90071
Telephone: (213) 621-7190
Facsimile: (213) 621-3612
Attention: Matthew Koenig

LENDERS:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Guy Shinagawa
Name:	Guy Shinagawa
Title:	Assistant Vice President

Notice Address:

555 S.W. Oak Street, Suite 400
Mail Code: PD-OR-P4CB
Portland, Oregon 97204
Telephone: (503) 275-5101
Facsimile: (503) 275-5428
Attention: Guy Shinagawa

LENDERS:

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ L. D. Hart
Name:	L.D. Hart
Title:	Vice President

Notice Address:

Union Bank of California, N.A.
530 B Street S-420
San Diego, CA 92101
Telephone: 619 230-3380
Facsimile: 619 230-3766
Attention: L.D. Hart

LENDERS:

NATIONAL CITY BANK

By:	/s/ Ralph A. Kaparos
Name:	Ralph A. Kaparos
Title:	Senior Vice President

Notice Address:

National City Bank
155 East Broad Street
Columbus, OH 43215-0077
Telephone: 216-488-7087
Facsimile: 216-488-7110
Attention: Dave Gregory

LENDERS:

HSBC Bank USA, National Association

By:	/s/ Blake Seaton
Name:	Blake Seaton
Title:	Vice President

Notice Address:

HSBC Bank USA, National Association
445 N. Bedford Drive
Beverly Hills, CA 90210
Telephone: 310/281-4205
Facsimile: 310/281-4280
Attention: Blake Seaton

LENDERS:

JPMorgan Chase Bank, N.A.

By:	/s/ Lisa A. Whatley
Name:	Lisa A. Whatley
Title:	Managing Director

Notice Address:

1 Bank One Plaza
Mail Code IL1-0364
Chicago, IL 60670
Telephone: 312-325-3235
Facsimile: 312-325-3239
Attention: Jason A. Rastovski

SCHEDULE 2.1

LENDERS’ REVOLVING COMMITMENTS AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Wells Fargo Bank, National Association	$47,500,000	23.750%
Bank of America N.A.	$40,000,000	20.000%
U.S. Bank National Association	$30,000,000	15.000%
Union Bank of California, N.A.	$30,000,000	15.000%
National City Bank	$17,500,000	8.750%
HSBC Bank USA, National Association	$17,500,000	8.750%
JPMorgan Chase Bank, N.A.	$17,500,000	8.750%
Total	$200,000,000	100.000%

2.1-1